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                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.4

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                          dated as of October 19, 2004

                                     between

                         ALTERRA HEALTHCARE CORPORATION
                                    "Seller"

                                       and

                          PROVIDENT SENIOR LIVING TRUST
                                   "Acquiror"


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                                TABLE OF CONTENTS

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                                              ARTICLE I

                                             DEFINITIONS

Section 1.01.  Certain Defined Terms........................................................         2

                                              ARTICLE II

              AGREEMENT TO PURCHASE THE SHARES; REAL PROPERTY MATTERS AND DUE DILIGENCE

Section 2.01.  Agreement to Purchase the Shares.............................................         2
Section 2.02.  First Closing; Second Closing. ..............................................         3
Section 2.03.  Non-ALSF Purchase Price; ALSF Purchase Price.................................         3
Section 2.04.  Adjustments and Apportionments...............................................         4
Section 2.05.  Due Diligence Deposit; Purchase Price Deposit ...............................         5
Section 2.06.  Transactions to be Effected; Closing and Other Deliveries....................         6
Section 2.07.  Payments and Computations....................................................         7
Section 2.08.  Property Due Diligence.......................................................         7
Section 2.09.  Capital Expenditure Reserves.................................................         9
Section 2.10.  New Title Policies; New Surveys..............................................        10
Section 2.11.  Real Property Matters to which Real Property May Be Subject..................        11
Section 2.12.  No Other Representations.....................................................        11

                                             ARTICLE III

                               REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.01.  Incorporation, Qualification and Authority of Selling Parties................        11
Section 3.02.  Incorporation, Qualification and Authority of the Companies..................        12
Section 3.03.  Capital Structure of the Companies; Ownership and Transfer of the Shares.....        12
Section 3.04.  No Conflict..................................................................        13
Section 3.05.  Consents and Approvals.......................................................        13
Section 3.06.  Financial Statements; Absence of Undisclosed Liabilities.....................        14
Section 3.07.  Absence of Certain Changes...................................................        15
Section 3.08.  Absence of Litigation........................................................        15
Section 3.09.  Compliance with Laws.........................................................        15
Section 3.10.  Governmental Licenses and Permits............................................        15
Section 3.11.  Environmental Matters........................................................        16
Section 3.12.  Material Contracts...........................................................        16
Section 3.13.  Employee Benefits; Employees.................................................        17
Section 3.14.  Acquired Personal Property Assets............................................        18
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
Section 3.15.  Real Property Assets.........................................................        18
Section 3.16.  Ground Leased Assets.........................................................        19
Section 3.17.  Insurance....................................................................        19
Section 3.18.  Acquired Real Property; Existing Mortgages...................................        20
Section 3.19.  Taxes........................................................................        20
Section 3.20.  Brokers......................................................................        22
Section 3.21.  Excluded Assets; Excluded Liabilities........................................        22
Section 3.22.  Regulatory Filings...........................................................        22
Section 3.23.  No Certificates of Need or Provider Agreements...............................        22
Section 3.24.  Operator Matters.............................................................        23
Section 3.25.  Books and Records............................................................        25
Section 3.26.  Information Supplied.........................................................        25

                                              ARTICLE IV

                              REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Section 4.01.  Incorporation and Authority of Acquiror......................................        25
Section 4.02.  Qualification of Acquiror....................................................        26
Section 4.03.  No Conflict..................................................................        26
Section 4.04.  Consents and Approvals.......................................................        26
Section 4.05.  Securities Matters...........................................................        27
Section 4.06.  Financial Ability............................................................        27
Section 4.07.  Investigation................................................................        27
Section 4.08.  Brokers......................................................................        27
Section 4.09.  Information Supplied.........................................................        27

                                              ARTICLE V

                                        ADDITIONAL AGREEMENTS

Section 5.01.  Conduct of Business Prior to Each Closing....................................        28
Section 5.02.  Access to Information........................................................        30
Section 5.03.  Books and Records............................................................        31
Section 5.04.  Confidentiality; Exclusivity.................................................        32
Section 5.05.  Regulatory and Other Authorizations; Reasonable Efforts......................        32
Section 5.06.  Intercompany Obligations.....................................................        34
Section 5.07.  Intercompany Arrangements....................................................        34
Section 5.08.  Excluded Assets; Excluded Liabilities........................................        34
Section 5.09.  Additional Real Property Assets..............................................        34
Section 5.10.  Existing Mortgage Lender Consents............................................        34
Section 5.11.  Private Placement............................................................        35
Section 5.12.  Registration Statement; Additional Financial Statements......................        35
Section 5.13.  Notice of Certain Events.....................................................        36
Section 5.14.  Further Action...............................................................        36
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                                              ARTICLE VI

                              CONDITIONS TO CLOSING AND RELATED MATTERS

Section 6.01.  Conditions to Obligations of Seller..........................................        36
Section 6.02.  Conditions to Obligations of Acquiror........................................        37

                                             ARTICLE VII

                                   TERMINATION, WAIVER AND DEFAULT

Section 7.01.  Termination..................................................................        40
Section 7.02.  Notice of Termination........................................................        40
Section 7.03.  Effect of Termination........................................................        40
Section 7.04.  Extension; Waiver............................................................        41
Section 7.05.  Acquiror's Default...........................................................        41
Section 7.06.  Seller's Default.............................................................        41

                                             ARTICLE VIII

                                           INDEMNIFICATION

Section 8.01.  Indemnification by Seller....................................................        42
Section 8.02.  Indemnification by Acquiror..................................................        43
Section 8.03.  Notification of Third Party Claims...........................................        44
Section 8.04.  Payment; Interest on Payment.................................................        46
Section 8.05.  Exclusive Remedies...........................................................        46
Section 8.06.  Additional Indemnification Provisions........................................        47
Section 8.07.  Mitigation of Losses.........................................................        48
Section 8.08.  No Recourse to Controlling Persons of Seller.................................        48

                                              ARTICLE IX

                            CASUALTY AND CONDEMNATION OF THE REAL PROPERTY

Section 9.01.  Casualty.....................................................................        49
Section 9.02.  Condemnation Pending Closing.................................................        50

                                              ARTICLE X

                                          GENERAL PROVISIONS

Section 10.01. Survival.....................................................................        51
Section 10.02. Expenses; Transaction Costs..................................................        51
Section 10.03. Notices......................................................................        52
Section 10.04. Public Announcements.........................................................        53
Section 10.05. Severability.................................................................        53
Section 10.06. Entire Agreement.............................................................        54
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
Section 10.07. Assignment...................................................................        54
Section 10.08. No Third-Party Beneficiaries.................................................        54
Section 10.09. Amendment....................................................................        54
Section 10.10. Disclosure Schedules.........................................................        54
Section 10.11. Governing Law; Submission to Jurisdiction; Waivers...........................        54
Section 10.12. Specific Performance.........................................................        55
Section 10.13. Rules of Construction........................................................        55
Section 10.14. Counterparts.................................................................        56
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            THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT dated as of
October 19, 2004 (this "Agreement"), is made by and between ALTERRA HEALTHCARE
CORPORATION, a Delaware corporation ("Seller"), and PROVIDENT SENIOR LIVING
TRUST, a Maryland real estate investment trust ("Acquiror").

                             PRELIMINARY STATEMENTS

            A. Seller owns 100 shares of common stock, par value $0.01 per share (the "ALS Venture Shares"), of ALS Venture I, Inc., a Delaware corporation (the "ALS Venture"), which ALS Venture Shares constitute all of the issued and outstanding shares of capital stock of ALS Venture; ALS Venture owns those Real Property Assets specified on Schedule 1-A;

            B. Clare Bridge of Winston-Salem LLC ("Winston") owns that certain parcel of real property identified as "Winston-Salem" on Schedule 1-A (the "Winston-Salem Real Property Asset"); Winston will be merged with and into ALS Venture prior to the First Closing;

            C. Seller owns 100 shares of common stock, par value $0.01 per share ("ALS West Shares"), of ALS West, Inc., a Delaware corporation ("ALS West"), which ALS West Shares constitute all of the issued and outstanding shares of capital stock of ALS West; ALS West owns those Real Property Assets specified on
Schedule 1-B;

            D. Seller owns 100 shares of common stock, par value $0.01 per share ("AHC Borrower Shares"), of AHC Borrower I, Inc., a Delaware corporation ("AHC Borrower"), which AHC Borrower Shares constitute all of the issued and outstanding shares of capital stock of AHC Borrower; AHC Borrower owns those Real Property Assets specified on Schedule 1-C;

            E. Seller owns 100 shares of common stock, par value $0.01 per share (the "ALS Financing Shares," together with the ALS Venture Shares, ALS West Shares and AHC Borrower Shares, collectively, the "Shares"), of ALS Financing II, Inc., a Delaware corporation ("ALS Financing," together with ALS Venture, Winston, ALS West and AHC Borrower, collectively, the "Companies" and individually, each a "Company"), which ALS Financing Shares constitute all of the issued and outstanding shares of capital stock of ALS Financing; ALS Financing owns those Real Property Assets specified on Schedule 1-D

            F. Seller owns that certain parcel of real property identified as `Fond du Lac' on Schedule 1-E (the "FDL Real Property Asset", together with the Winston-Salem Real Property Asset, the "Additional Real Property Assets"); prior to the First Closing, AHC Borrower shall acquire the FDL Real Property Asset from Seller;

            G. Following the date of the Amended Stock Purchase Agreement (as defined below), AHC Borrower acquired the fee title interest in that certain parcel of real property asset known as "Lynnwood" (the "Lynnwood Real Property Asset");

            H. Seller is the direct or indirect holder of one hundred percent (100%) of the beneficial ownership interest in Tenant Holding Company (as that term is defined in Exhibit A);

            I. On or prior to the First Closing Date (as that term is defined in Exhibit A), (1) Seller shall cause the Companies to convey, assign, transfer and deliver to Seller or an Affiliate (as that term is defined in Exhibit A) of Seller (other than a Company) all the Excluded Assets (as that term is defined in Exhibit A) and (2) Seller shall assume all the Excluded Liabilities (as that term is defined in Exhibit A);

            J. Seller and Acquiror entered into that certain Stock Purchase Agreement dated as of June 18, 2004 (the "Original Stock Purchase Agreement"), pursuant to which Seller agreed to sell, convey assign, transfer, and deliver to Acquiror, free and clear of all Liens, and Acquiror agreed to purchase, acquire, and accept from Seller, the Shares, including all Seller's right, title and interest therein and thereto;

            K. Concurrent with the execution of the Original Stock Purchase Agreement, Seller and Acquiror entered into the Tax Matters Agreement (as that term is defined in Exhibit A);

            L. Seller and Acquiror amended the Original Stock Purchase Agreement pursuant to that certain Amendment No. 1 to the Stock Purchase Agreement dated as of August 2, 2004 (the Original Stock Purchase Agreement as so amended, the "Amended Stock Purchase Agreement"); and

            M. Seller and Acquiror desire to hereby amend and restate the Amended Stock Purchase Agreement to provide for the acquisition of the Shares pursuant to two closings as contemplated by Section 5.10(b) of the Amended Stock Purchase Agreement.

            NOW, THEREFORE, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A, or elsewhere in this Agreement.

                                   ARTICLE II

    AGREEMENT TO PURCHASE THE SHARES; REAL PROPERTY MATTERS AND DUE DILIGENCE

            Section 2.01. Agreement to Purchase the Shares. On the terms and subject to the conditions set forth in this Agreement, (i) at the First Closing, Seller will sell, convey, assign, transfer and deliver to Acquiror, free and clear of all Liens, and Acquiror will purchase, acquire and accept from Seller, the ALS Venture Shares, the ALS West Shares and the AHC Borrower Shares (collectively, the "Non-ALSF Shares"), including all Seller's right, title and interest therein and thereto, and (ii) at the Second Closing, Seller will sell, convey, assign, transfer and deliver to Acquiror, free and clear of all Liens, and Acquiror will purchase, acquire and accept from Seller, the ALS Financing Shares, including all Seller's right, title and interest therein and thereto

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            Section 2.02. First Closing; Second Closing.

            (a) The purchase and sale contemplated by this Agreement of the Non-ALSF Shares will take place at a closing (the "First Closing") at 8:30 a.m., New York time, on the third Business Day following the date on which the last unfulfilled or unwaived condition to the First Closing set forth in Article VI (other than any such condition to be fulfilled at the First Closing) shall be fulfilled or waived in accordance with the terms of this Agreement, at the offices of Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, or such other date or place as Seller or Acquiror may mutually agree in writing (the date on which the First Closing shall occur is hereinafter referred to as the "First Closing Date"), subject to the rights of the parties to terminate this Agreement pursuant to Article VII.

            (b) The purchase and sale contemplated by this Agreement of the ALS Financing Shares will take place at a closing (the "Second Closing" and together with the First Closing, collectively, the "Closings" and, individually, a "Closing") at 10:00 a.m., New York time, on the third Business Day following the date on which the last unfulfilled or unwaived condition to the Second Closing set forth in Article VI (other than any such condition to be fulfilled at the Second Closing) shall be fulfilled or waived in accordance with the terms of this Agreement, at the offices of Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, or such other date or place as Seller or Acquiror may mutually agree in writing (the date on which the Second Closing shall occur is hereinafter referred to as the "Second Closing Date" and together with the First Closing Date, collectively, the "Closing Dates" and, individually, a "Closing Date") , subject to the rights of the parties to terminate this Agreement pursuant to Article VII.

            Section 2.03. Non-ALSF Purchase Price; ALSF Purchase Price.

            (a) The aggregate purchase price for the Non-ALSF Shares payable by Acquiror to Seller shall be an amount in cash equal to the sum of (i) $166,063,145 (the "Non-ALSF Base Purchase Price"), plus (ii) in accordance with
Section 10.02, Transaction Costs not exceeding the Maximum Capitalized Amount (the resulting amount, the "Non-ALSF Purchase Price"), as further increased or decreased in accordance with Sections 2.04(c), 2.09, 9.01 and 9.02 (the "Non-ALSF Closing Adjustments"). The Non-ALSF Purchase Price, as adjusted, by the Non-ALSF Closing Adjustments, is hereinafter referred to as the "Non-ALSF Final Purchase Price".

            (b) The aggregate purchase price for the ALS Financing Shares payable by Acquiror to Seller shall be an amount in cash equal to the sum of (i) $70,836,855 (the "ALSF Base Purchase Price"; and, together with the Non-ALSF Base Purchase Price, the "Base Purchase Price"), plus (ii) in accordance with
Section 10.02, Transaction Costs not exceeding the Maximum Capitalized Amount, minus (iii) the outstanding principal balance of the Assumed Mortgage Debt as of the Second Closing Date (the resulting amount, the "ALSF Purchase Price"), as further increased or decreased in accordance with Sections 2.04(c), 2.09, 9.01 and 9.02 (the "ALSF Closing Adjustments"). The ALSF Purchase Price, as adjusted, by the ALSF Closing Adjustments, is hereinafter referred to as the "ALSF Final Purchase Price". The sum of the Non-ALSF Final Purchase Price and the ALSF Final Purchase Price is hereinafter referred to as the "Final Purchase Price".

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            (c) Schedule 2.03 lists each of the Real Property Assets and sets forth the portion of the Base Purchase Price that is allocable to each of the Real Property Assets (each, an "Allocable Portion"); provided, that, Acquiror will revise Schedule 2.03 to reflect adjustments, if any, to the Allocable Portions of the Acquired Real Property Assets pursuant to Sections 2.09(d) and
10.02. The Allocable Portions shall be the basis upon which the initial Lease Basis (as defined in the form of Property Lease) is determined for each of the Acquired Real Property Assets; provided, that upon any decrease in the Non-ALSF Purchase Price or the ALSF Purchase Price pursuant to Sections 9.01 or 9.02, the Allocable Portion shall be adjusted by the Excluded Real Property Basis Adjustment.

            Section 2.04. Adjustments and Apportionments. (a) Seller and Acquiror acknowledge and agree that, as of each Closing Date, certain costs and expenses relating to the Acquired Real Property Assets being acquired by Acquiror on such Closing Date, including real estate Taxes, water meter and water charges, sewer rents, and debt service under the Assumed Mortgage Debt (all such costs and expenses, collectively, "Real Property Expenses"), (x) may have accrued during the period prior to such Closing Date (the "Pre-Closing Period") but will not be due and payable by the Seller or a Company until after such Closing Date (such accrued expenses, if any, that are unpaid as of each Closing Date being hereinafter referred to as "Accrued Expenses") or (y) will not accrue until the period on or after such Closing Date (each, a "Post-Closing Period") but have been paid by the Seller or a Company during the Pre-Closing Period (such unaccrued expenses, if any, that have been prepaid as the Closing Date being hereinafter referred to as "Prepaid Expenses"). The expenses described in this Section 2.04(a) shall be pro rated as of 12:01 am (New York time) on each Closing Date and apportioned (on the basis of a 365-day year) to
(i) Seller with respect to the Pre-Closing Period and (ii) Acquiror with respect to the Post-Closing Period (it being acknowledged and agreed by Seller and Acquiror that each of the Net Tenants shall, pursuant to the terms of the respective Property Leases, be responsible for all Real Property Expenses relating to each of the Acquired Real Property Assets leased by such Net Tenant with respect to the Post-Closing Period, other than debt service relating to the Post-Closing Period under the Assumed Mortgage Debt, as set forth in the respective Property Leases).

            (b) Not later than ten (10) Business Days prior to each Closing Date, Seller shall prepare and deliver to Acquiror a written statement setting forth, as of the anticipated Closing Date, a reasonably detailed good faith calculation of the apportionments contemplated by Section 2.04(a) for each of the Acquired Real Property Assets. Acquiror shall have the right to review such written statement and shall notify Seller of any objection thereto within three
(3) Business Days after the receipt thereof. Seller and Acquiror shall negotiate in good faith to attempt to resolve any such objection made by Acquiror, provided that if such parties are unable to agree upon a reasonably detailed calculation of such apportionments at least five (5) Business Days prior to the applicable Closing Date, such dispute shall be resolved by a nationally recognized accounting firm reasonably acceptable to each of Seller and Acquiror. If Acquiror does not notify Seller of any such objection within such three (3) Business Day period, Acquiror shall be deemed to have agreed with the apportionments specified in Seller's written statement. If, after the applicable Closing, an error or omission in the calculation of the apportionments set forth above is found by one of the parties, such error or omission shall be promptly corrected and the party receiving the over-payment shall pay the amount of the over-payment to the party entitled thereto. The foregoing obligation to correct apportionments shall survive the applicable Closing for a period of one-hundred eighty (180) days.

            (c) The Base Purchase Price shall be (i) reduced by the excess, if any, of the aggregate amount of Accrued Expenses over the aggregate amount of Prepaid Expenses and (ii) increased by the excess, if any, of the aggregate amount of Prepaid Expenses over the aggregate amount of Accrued Expenses, as such amounts are mutually agreed or finally resolved in accordance with Section 2.04(b), in each case, without duplication as to any amounts paid or payable by the Net Tenants under the Property Leases.

            (d) Acquiror shall purchase the Non-ALSF Shares subject to the obligations set forth in Schedule 2.04(d) hereof (the "Specified Liabilities"), which Specified Liabilities shall not be deemed Excluded Liabilities. At least three (3) Business Days prior to the First Closing Date, Seller shall deliver to Acquiror payoff statements or other evidence satisfactory to Acquiror as to the amount of the Specified Liabilities at the First Closing (the aggregate amount of such Specified Liabilities being hereinafter referred to as the "Pay-off Amount"), provided, that for purposes of the last two sentences of Section 2.03, neither the Final Purchase Price, the Allocable Portion nor the initial Lease Basis (as defined in the form of Property Lease) shall be deemed reduced by any adjustments to the cash portion of the Non-ALSF Purchase Price made pursuant to this Section 2.04(d). Acquiror shall cause the applicable Company to pay the Specified Liabilities at the First Closing.

            Section 2.05. Due Diligence Deposit; Purchase Price Deposit.

            (a) Prior to the execution of the Original Purchase Agreement, Seller advanced to Acquiror a due diligence deposit in the amount of $125,000 (the "Due Diligence Deposit") to be used by Acquiror to pay any reasonable and documented costs and expenses, including attorneys' fees and expenses, incurred by Acquiror, its contractors and consultants in connection with Acquiror's due diligence review of the Real Property Assets, the Seller and the Companies (the "Due Diligence Review"). If the First Closing is not consummated for any reason other than Seller's failure to perform its respective obligations hereunder, then within ten (10) Business Days after the termination of this Agreement, Acquiror shall repay to Seller the Due Diligence Deposit, less any Transaction Costs incurred by Acquiror in connection with the Due Diligence Review. If Seller fails to perform its respective obligations hereunder, then Acquiror shall not be obligated to return to Seller any portion of the Due Diligence Deposit. If the First Closing is consummated, then Seller shall be entitled to set-off as of the First Closing Date the Due Diligence Deposit against the Transaction Costs for which Seller is responsible under this Agreement that have been incurred by Acquiror.

            (b) Upon the consummation of the Private Placement, Acquiror shall advance or cause to be advanced to Seller cash in an amount equal to $22,500,000 as a good faith, refundable deposit to be applied at the First Closing against the Non-ALSF Purchase Price (the "Purchase Price Deposit"). If, prior to the First Closing, Seller or its Affiliates sell or otherwise dispose of any Acquiror Securities acquired by Seller on the date of the Amended Stock Purchase Agreement (such shares so sold or disposed, "Disposed Securities"), then cash in the amount of the gross proceeds of such sale or disposition (but not exceeding the initial purchase price paid by Seller and its Affiliates for such Disposed Securities) shall be remitted to Acquiror promptly after such sale or disposition and the Purchase Price Deposit shall be reduced by a corresponding amount. If the transactions contemplated by this Agreement are terminated for any reason prior to the First Closing, Seller shall concurrently with such termination refund to Acquiror the balance of the Purchase Price Deposit; provided, however, that Seller's obligation to refund the balance of the Purchase Price Deposit may (at Seller's option) be satisfied in full upon delivery to Acquiror of (x) any Acquiror Securities acquired by Seller on the date of the Amended Stock Purchase Agreement which are then held by Seller and its Affiliates and (y) cash equal to (A) the sum of (i) any gross proceeds not remitted to Acquiror as provided above in respect of Disposed Securities and (ii) the amount, if any, by which the aggregate initial purchase price paid by Seller and its Affiliates for Disposed Securities exceeds the aggregate gross proceeds received by Seller and its Affiliates for Disposed Securities, less (B) dividends or distributions, if any, declared on the Acquiror Securities delivered to Acquiror in accordance with clause (x) above, and Acquiror shall have no other recourse against Seller with respect to its obligation to refund the Purchase Price Deposit.

            Section 2.06. Transactions to be Effected; Closing and Other Deliveries. Upon the terms and subject to the conditions set forth in this
Agreement:

            (a) (i) At the First Closing, Acquiror shall pay to Seller (x) a net amount (the "Non-ALSF Closing Amount") equal to the Non-ALSF Final Purchase Price, less the then current balance of the Purchase Price Deposit, less the Pay-off Amount, and (y) the Amendment Costs (as such term is defined herein), by wire transfer of immediately available funds to an account designated in writing by Seller at least three (3) Business Days prior to the First Closing Date; and
(ii) at the Second Closing, Acquiror shall pay to Seller the ALSF Final Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller at least three (3) Business Days prior to the Second Closing Date;

            (b) (i) At the First Closing, Seller shall deliver to Acquiror (A) one or more stock certificates evidencing the Non-ALSF Shares, duly endorsed in blank or accompanied by powers duly executed in blank in proper form for transfer and (B) written resignations of each of the directors and officers of each of ALS Venture, ALS West and AHC Borrower, and (ii) at the Second Closing, Seller shall deliver to Acquiror (A) one or more stock certificates evidencing the ALS Financing Shares, duly endorsed in blank or accompanied by powers duly executed in blank in proper form for transfer and (B) written resignations of each of the directors and officers of each of ALS Financing;

            (c) At each Closing, to further document the transactions contemplated by this Agreement, each of Acquiror and the applicable Selling Parties, as applicable, shall execute and deliver to each other each of the following agreements to which it is a party: (i) the Property Leases; (ii) the Agreement Regarding Leases; (iii) the Lease Guaranty; (iv) the Guaranty of Agreement Regarding Leases; and (v) the Management Agreements (each of the agreements referenced in clauses (i) through and including (v), together with this Agreement and the Tax Matters Agreement, being hereinafter referred to collectively as the "Transaction Agreements");

            (d) Seller and Acquiror shall jointly prepare and deliver final closing statements (the "Closing Statements") setting forth (i) the Non-ALSF Final Purchase Price and the Non-ALSF Closing Amount, and including a reasonably detailed calculation of each of (x) the components of the Non-ALSF Purchase Price (other than the Non-ALSF Base Purchase Price), (y) the Non-ALSF Closing Adjustments, if any, all as determined in accordance with the applicable provisions of this Agreement and (z) the Specified Liabilities, and (ii) the ALSF Final Purchase Price, and including a reasonably detailed calculation of each of (x) the components of the ALSF Purchase Price (other than the ALSF Base Purchase Price), and (y) the ALSF Closing Adjustments, if any, all as determined in accordance with the applicable provisions of this Agreement; and

            (e) At each Closing, Seller shall deliver, or shall cause to be delivered, to Acquiror each of the following:

                  (i) each (A) New Title Policy (or endorsements (including non-imputation endorsements) to the existing owner's policies), if any, together with any customary title affidavits required by a title company in order to issue any New Title Policy executed by Seller and the applicable Company at such Closing and in form and substance acceptable to the applicable title company, and (B) New Survey, if any, in each case, required to be delivered pursuant to Section 2.10;

                  (ii) an affidavit, in accordance with the Foreign Investment in Real Property Tax Act, confirming that Seller is a "United States Person" within the meaning of Section 1445 of the Code;

                  (iii) copies of the Transfer Notices, together with evidence of their delivery to, and acceptance by, the applicable governmental and quasi-governmental authorities, if applicable; and

                  (iv) such other documents and instruments as may reasonably be required by Acquiror or the applicable title company in order to consummate the transactions contemplated by this Agreement and to otherwise effect the agreements of the parties pursuant to this Agreement.

            (f) In addition to the foregoing, at or prior to each Closing, (i) Seller will deliver to Acquiror the certificate referred to in Section 6.02(a)(iii), and (ii) Acquiror will deliver to Seller the certificate referred to in Section 6.01(a)(iii).

            Section 2.07. Payments and Computations. All payments to be made by either party under this Agreement will be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest with respect to any amounts due from or to either party pursuant to this Agreement will be made on the basis of a year of 365 days, in each case for the actual number of days (excluding the first day, but including the last day) occurring in the period for which such interest is payable.

            Section 2.08. Property Due Diligence. (a) Promptly following the execution of the Original Stock Purchase Agreement, Acquiror shall deliver to Seller a due diligence document request and checklist (which may be supplemented from time to time during the Review Period) identifying the materials requested to be reviewed by Acquiror in connection with the Due Diligence Review. Not later than fifteen (15) days after the date of the Original

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Stock Purchase Agreement, Seller shall cause the Companies to make available to
Acquiror, its attorneys, accountants and other professional and consultants, copies of all books, records, documents, reports, analyses, assessments and other written material relating to each of the Real Property Assets, including all title insurance policies, surveys, engineering and environmental reports, operating and capital statements, rent rolls and all other due diligence materials reasonably requested by Acquiror in connection with the Due Diligence Review.

            (b) Acquiror shall have a period (the "Review Period") of sixty (60) days from the date of the Original Stock Purchase Agreement (the expiration date of such period being hereinafter referred to as the "Due Diligence Expiration Date") to complete the Due Diligence Review (including obtaining and reviewing title commitments or title bring-downs and engineering reports, environmental reports and surveys relating to the Real Property Assets). If Acquiror, in its reasonable discretion, determines that any material matter relating to any of the Real Property Assets (including leases, historical and projected financial statements and information, operating and capital statements, title, real estate tax information, billings and collections, operating and real estate tax pass-through escalation calculations, survey, engineering, fitness and quality, physical condition, environmental condition, financial condition of one or more of the tenants, value and profitability, current or potential uses, current or future zoning or suitability for renovation or construction) is not acceptable to Acquiror and that it does not wish to proceed with its acquisition of such Real Property Asset, then Acquiror may, by written notice to Seller before 5:00 p.m. (New York time) on the Due Diligence Expiration Date (time being of the essence), terminate the Original Stock Purchase Agreement in its entirety, whereupon the Original Stock Purchase Agreement shall terminate and be of no further force and effect as provided in Article VII. If Acquiror does not elect to terminate the Original Stock Purchase Agreement prior to the time set forth above, Acquiror's right to terminate the Original Stock Purchase Agreement pursuant to this Section 2.08(b) shall expire and be of no further force and effect.

            (c) Seller shall use reasonable commercial efforts during the Review Period to permit Acquiror and its Representatives, upon prior reasonable notice to Seller, and during normal business hours, to access each of the Real Property Assets for the purpose of inspecting the Real Property Assets. Seller agrees that any environmental investigation undertaken by Acquiror may include invasive sampling of soil, groundwater, or parts of buildings or structures, on any Real Property Asset occupied by or otherwise affiliated with the Companies without Seller's prior written consent; provided, however, that Acquiror shall give Seller not less than twenty-four (24) hours' prior notice thereof (which notice shall include the identity of the Representatives of Acquiror that will perform such inspections and the proposed scope thereof) and Seller or its respective Representatives shall have the right to be present during such inspections. Acquiror shall use reasonable commercial efforts not to interfere in any material respect with Seller's use or operation of the Real Property Assets during such inspections. If Acquiror takes, or causes to be taken, any sample from a Real Property Asset in connection with the foregoing, Acquiror shall, upon the request of Seller, provide to Seller a portion of such sample to allow Seller, if it so chooses, to perform its own testing. If Acquiror performs environmental sampling, Acquiror shall have Acquiror's environmental consultant carry and maintain in force, at its expense, at all times during the performance of such sampling, general liability insurance in the minimum amount of $1 million combined single limit for injury to or death of one or more persons per occurrence and for damage to property per occurrence.

Notwithstanding any provisions of this Agreement to the contrary, Acquiror shall not, and shall cause its environmental consultant not to, contact or communicate with any Governmental Authority regarding any Hazardous Materials on any Real Property Asset, or the environmental condition of any Real Property Asset, unless required by Law; provided, however, that such restriction shall not apply following each Closing.

            Section 2.09. Capital Expenditure Reserves. (a) The Base Purchase Price was agreed upon between Seller and Acquiror on the assumption that none of the Real Property Assets is in need of significant deferred maintenance expenditures, and that the annual capital expenditure requirement of $400 per unit, which will be set forth in and calculated pursuant to the Agreement Regarding Leases, is sufficient to provide for anticipated future capital expenditures to maintain each of the Real Property Assets in their current condition. If, during the course of the Due Diligence Review in respect of any Real Property Asset, Acquiror determines, pursuant to third party reports received by Acquiror (each, an "Acquiror Cap Ex Report"), that the anticipated costs to perform deferred maintenance and previously unidentified future capital expenditures reasonably necessary to be performed during the twelve (12) month period following each Closing Date will exceed the amount of the capital expenditure requirement for such period as set forth in and calculated pursuant to the form of Agreement Regarding Leases (the amount of such excess, with reference to any Real Property Asset, being hereinafter referred to as the "Cap Ex Reserve Shortfall"), then Acquiror shall provide to Seller not later than five (5) Business Days after the Due Diligence Expiration Date a written statement specifying the Cap Ex Reserve Shortfall, if any, for each of the Real Property Assets, including copies of all Acquiror Cap Ex Reports supporting such determination. Acquiror shall provide copies of each Acquiror Cap Ex Report as promptly as practicable after such report shall have been received by Acquiror. If Acquiror does not timely notify Seller of any Cap Ex Reserve Shortfall in respect of a Real Property Asset as provided above, Acquiror shall be deemed to have agreed that the amount of the Cap Ex Reserve Shortfall in respect of such Real Property Asset is zero.

            (b) For a period of ten (10) Business Days after the receipt of the statement delivered by Acquiror in accordance with Section 2.09(a), Seller shall have the right to review the statement and to obtain its own third party reports relating to any specified Cap Ex Reserve Shortfall (each such report, a "Seller Cap Ex Report"). Seller shall provide copies of each Seller Cap Ex Report as promptly as practicable after such report shall have been received by Seller. If Seller objects to any Cap Ex Reserve Shortfall specified in Acquiror's statement in respect of any Real Property Asset and determines, pursuant to a Seller Cap Ex Report, that the amount of such Cap Ex Reserve Shortfall is overstated by more than five percent (5%), then Seller shall provide to Acquiror not later than five (5) Business Days after the expiration of such review period a written statement specifying the amount of such overstatement for each of the Real Property Assets, including copies of all Seller Cap Ex Reports supporting such determination. If Seller does not notify Acquiror in writing of any objection within such review period, Seller shall be deemed to have agreed to the amount of each Cap Ex Reserve Shortfall specified in Acquiror's statement.

            (c) Seller and Acquiror shall negotiate in good faith to attempt to resolve any such objection that is timely made by Seller, provided that if such parties are unable to agree upon the amount of the Cap Ex Reserve Shortfall for any Real Property Asset within ten (10)

Business Days after the date of the written statement sent by Seller specifying an overstatement, Seller and Acquiror shall cause the preparers of the applicable Acquiror Cap Ex Report and the applicable Seller Cap Ex Report to select an independent third party to provide a capital expenditure report for such Real Property Asset and the amount of the Cap Ex Reserve Shortfall specified in such independent report shall be final and binding on Acquiror and Seller for the purposes of this Section 2.09. The fees and expenses of any such independent third party shall be a Transaction Cost.

            (d) Upon Seller and Acquiror having agreed or deemed to have agreed upon the amount of the Cap Ex Reserve Shortfall (or such amount having been determined in accordance with Section 2.09(c)), Seller may, at its sole option:
(i) decrease the Base Purchase Price by the amount of the Cap Ex Reserve Shortfall so agreed or determined; (ii) deposit into escrow (with a third party mutually acceptable to Seller and Acquiror pursuant to escrow instructions in form and substance reasonably acceptable to Seller and Acquiror) on each Closing Date the amount of the Cap Ex Reserve Shortfall so agreed or determined for disbursement to Acquiror (and its Affiliates) from time to time after the applicable Closing Date to pay for the deferred maintenance and capital items specifically identified in the applicable third party reports; or (iii) direct Acquiror to perform (or to cause third parties to perform) the deferred maintenance work and the capital items specifically identified in the applicable third party reports, in which case the Allocable Portions of the applicable Acquired Real Property Assets shall be increased in the aggregate by the aggregate amount of the Cap Ex Reserve Shortfall so agreed or determined (such increase to be allocated by Acquiror among the applicable Acquired Real Property Assets in such manner as Acquiror shall reasonably determine).

            Section 2.10. New Title Policies; New Surveys. During the Review Period, Acquiror shall have the opportunity to review the existing owner's title insurance policies and surveys of the Real Property Assets. If, upon such review, Acquiror shall reasonably determine that the existing owner's title insurance policy for any Real Property Asset is insufficient to protect the interests of Acquiror with respect to such Real Property Asset and Acquiror delivers notice thereof to Seller on or before the Due Diligence Expiration Date specifying the applicable Real Property Asset and identifying the interests of Acquiror that are not protected, Seller shall, at its option and at its sole cost and expense, cause either (a) the title insurance company that issued the existing owner's title insurance policy for the applicable Real Property Asset to issue to Acquiror, on each Closing Date, relevant endorsements to such existing title insurance policies in order to adequately protect the interests of Acquiror, including a non-imputation endorsement, or (b) a title insurance company reasonably selected by Seller to provide to Acquiror on the applicable Closing Date an owner's title insurance policy (or in the case of a New York-style closing, a marked title insurance commitment representing such title insurance policy) covering title to the applicable Real Property Asset in an amount approximating the fair market value thereof (in either case, a "New Title Policy"). Similarly, if Acquiror shall reasonably determine that the existing survey for any Real Property Asset is insufficient to protect the interests of Acquiror with respect to such Real Property Asset and Acquiror delivers notice thereof to Seller on or before the Due Diligence Expiration Date specifying the applicable Real Property Asset and identifying the interests of Acquiror that are not protected, Seller shall, at its sole cost and expense, deliver to Acquiror, on or before each Closing Date, a survey of the applicable Real Property Asset performed by a surveyor licensed in the state in which such asset is located and certified to Acquiror as having been prepared in accordance with 1999 minimum standard details for a land survey jointly adopted by ALTA/ACSM (a "New Survey"). If Acquiror shall fail to deliver any written notice to Seller contemplated by this Section
2.10 with respect to any Real Property Asset on or before the Due Diligence Expiration Date, Acquiror shall be deemed to have waived its right to request a New Title Policy or New Survey with respect to such Real Property Asset.

            Section 2.11. Real Property Matters to which Real Property May Be Subject. At the First Closing, the Companies shall each own good and valid insurable fee title to the Acquired Real Property Assets, free and clear of any and all Liens other than Permitted Liens. At the Second Closing, ALS Financing shall own good and valid insurable fee title to the ALSF Assets, free and clear of any and all Liens other than Permitted Liens

            Section 2.12. No Other Representations. No representation, warranty or covenant made by Seller in this Agreement or any document delivered pursuant to this Agreement shall survive either Closing except as expressly provided in this Agreement. Acquiror has not relied upon, and Seller is not liable or bound in any manner by, any verbal or written statements, representations, real estate brokers' "set-ups" or information pertaining to the Real Property Assets furnished by any real estate broker, agent, employee, servant to other Persons unless the same are expressly set forth in this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Acquiror as follows as of each of (i) the date of the Original Stock Purchase Agreement, (ii) except with respect to the Companies to be purchased by Acquiror at the Second Closing and the Real Property Assets owned by such Companies, the First Closing Date, and
(iii) except with respect to the Companies purchased by Acquiror at the First Closing, the Second Closing Date and the Real Property Assets owned by such
Companies:

            Section 3.01. Incorporation, Qualification and Authority of Selling Parties. Each of the Selling Parties is a corporation, limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power to operate its business as now conducted and is duly qualified as a foreign corporation, limited partnership or limited liability company to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. Each of the Selling Parties has the requisite corporate, limited partnership or limited liability company power, as the case may be, to enter into, and to consummate the transactions contemplated by, and to carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by each of the Selling Parties of each of the Transaction Agreements to which it is or will be a party, and the consummation by each of the Selling Parties of the transactions contemplated by, and the performance by each of the Selling Parties of its obligations under, each of such Transaction Agreements have been duly authorized by the requisite corporate, limited partnership or limited liability company action, as the case may be, on the part of such Selling Party and its shareholders, partners or members, as applicable. This Agreement and the Tax Matters Agreement have been, and at each Closing, each of the other Transaction Agreements to which any of the Selling Parties is then a party will be, duly executed and delivered by the applicable Selling Parties, and (assuming due authorization, execution and delivery by Acquiror) this Agreement and the Tax Matters Agreement constitute, and as of each Closing each of the other Transaction Agreements to which each of the Selling Parties is then a party will constitute, the legal, valid and binding obligations of the applicable Selling Party, enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 3.02. Incorporation, Qualification and Authority of the Companies. Each of the Companies is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite power and authority to operate its business as now conducted. Each of the Companies is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. Each of the Companies is a special purpose entity formed to acquire, hold, finance and lease its respective Real Property Assets, and, except for the acquisition, holding, financing and leasing of such Real Property Assets, has not conducted any other business.

            Section 3.03. Capital Structure of the Companies; Ownership and Transfer of the Shares. (a) Schedule 3.03(a) sets forth (i) all the authorized Capital Stock of each of the Companies and (ii) the number of Equity Shares of each class or series of Capital Stock of each of the Companies that are issued and outstanding, together with the registered holder thereof. Except as set forth in Schedule 3.03(a), there are no shares of Capital Stock or other Equity Shares of any of the Companies issued and outstanding. All the outstanding Equity Shares of each of the Companies have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate any of the Companies to issue, sell, purchase, return or redeem any of their respective Equity Shares or securities convertible into or exchangeable for any of their respective Equity Shares, and there are no Equity Shares of any of the Companies reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of any of the Companies. Seller directly and indirectly (through ownership of the Companies) owns all the outstanding Equity Shares of the Companies, free and clear of all Liens. Seller has the corporate power and authority to sell, convey, assign, transfer, and deliver the Shares as provided in this Agreement, and the sale, conveyance, assignment, transfer and delivery will convey to Acquiror good and marketable title to such Shares, free and clear of any and all Liens. Immediately following each Closing, Acquiror (and/or any one or more assignees duly designated by Acquiror pursuant to Section 10.07), will directly and indirectly (through ownership of the Companies) own all the outstanding Equity Shares of each of the Companies, free and clear of all Liens. Except for this Agreement, there are no options, calls or warrants or other rights, agreements, arrangements or commitments obligating (i) Seller to sell any of the Shares or
(ii) any of the Companies to sell any of the Equity Shares of such Company. Except for this Agreement or as set forth in Schedule 3.03(a), there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the Equity Shares of any the Companies. None of the Companies has any Subsidiaries.

            (b) Immediately following the First Closing with respect to the Non-ALSF Shares and the Second Closing with respect to the ALS Financing Shares, neither Seller nor any of its Affiliates will have any claims with respect to such Shares, respectively (except for any claims for indemnification under Section 8.02 that may arise following such Closing), or to any interest, dividends or other distributions in respect thereof.

            Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller of, and the consummation by Seller of the transactions contemplated by, this Agreement, the Tax Matters Agreement and the other Transaction Agreements to which Seller will be a party do not and will not (a) violate or conflict with the organizational documents of any of the Selling Parties or any of the Companies, (b) conflict with or violate any Law or other Governmental Order applicable to any of the Selling Parties or any of the Companies or by which any of them or any of their respective properties or assets is bound or affected, or (c) result in any breach of or loss of any contractual benefit under, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the Shares or any of the assets or properties of any of the Companies pursuant to, or, except for the consents listed on Schedule
3.04 (the "Seller Required Third Party Consents"), require any consent or approval which has not been obtained with respect to, or the payment of any penalty or liquidated damages under, any note, bond, loan or credit agreement, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which any of the Selling Parties or any of the Companies is a party or by which any of them or any of their respective properties or assets is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

            Section 3.05. Consents and Approvals. Except as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution and delivery by Seller of this Agreement and the Tax Matters Agreement do not, and the execution and delivery by each of the Selling Parties at each Closing of the other Transaction Agreements to which it will be a party will not, and the performance by it of, and the consummation by it of the transactions contemplated by, this Agreement, the Tax Matters Agreement and the other Transaction Agreements to which it is or will be a party will not require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority, including under any Environmental Property Transfer Law (each, a "Governmental Approval"), to be obtained or made by any of the Selling Parties or any of the Companies that is material (other than those obtained prior to the applicable Closing Date) or that, if any or all of which is not obtained or made, could reasonably be expected to prevent or materially delay the consummation by any of the Selling Parties of the transactions contemplated by, or the performance by it of any of its respective obligations under, any of the Transaction Agreements to which it is or will be a party (each such Governmental Approval, a "Seller Required Governmental Approval").

            Section 3.06. Financial Statements; Absence of Undisclosed Liabilities. (a) Schedule 3.06(a) sets forth (i) the consolidated balance sheets of Seller and its Subsidiaries as at each of December 31, 2003 and 2002, (ii) the consolidated statements of operations, changes in stockholders' equity (deficit) and statements of cash flows of Seller and its Subsidiaries for the periods December 1, 2003 to December 31, 2003, January 1, 2003 to November 30, 2003, and the fiscal years ended December 31, 2002 and 2001 and (iii) the unaudited consolidated balance sheet of Seller and its Subsidiaries as at March 31, 2004, and the unaudited consolidated statement of operations of Seller and its Subsidiaries for the three-month period ended March 31, 2004, together with, in the case of each of clauses (i), (ii) and (iii) above, the exhibits, schedules and notes thereto (collectively, the "Financial Statements"). The Financials Statements described in clauses (i) and (ii) above have been audited by, and are accompanied with the report of, KPMG LLP. Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP and in conformity with the practices consistently applied by Seller and, except as disclosed in Schedule 3.06(a), without modification of the accounting principles used in the preparation thereof throughout the periods involved and presents fairly, in all material respects, the financial position and results of operations of Seller as at the indicated dates and for the periods indicated therein subject in the case of the unaudited quarterly financial statements, to normal and customary year-end adjustments that are not material in amount or significance.

            (b) Except as set forth in the Financial Statements and except for liabilities and obligations of a type required to be disclosed on a balance sheet prepared in accordance with GAAP incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements and not in violation of this Agreement or the Tax Matters Agreement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, there are no liabilities or obligations of any of Seller or the Companies of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected on a financial statement prepared in accordance with GAAP.

            (c) Attached as Schedule 3.06(c) are unaudited operating statements of the Real Property Assets for the three-month period ended March 31, 2004, and the fiscal years ended December, 2003, 2002 and 2001 (collectively, the "Operating Statements"), together with a certificate of the Chief Financial Officer of Seller. The Operating Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the operating income
(loss), operating margin and income before taxes of the Real Property Assets for the indicated periods.

            Section 3.07. Absence of Certain Changes. Except as set forth in
Schedule 3.07, each of Seller and the Companies have conducted their respective businesses in the ordinary course consistent with past practice, and there has not occurred any event or events (a) that individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect or (b) since December 31, 2003, that had such event or events occurred after the date of this Agreement, would have constituted a breach by Seller of clauses
(i)-(viii), (x) or (xi) of Section 5.01.

            Section 3.08. Absence of Litigation. Except as set forth on Schedule
3.08 (the "Existing Litigation Matters"), there are no Actions pending or, to the Knowledge of Seller, threatened against any of the Companies or the Real Property Assets. None of the Existing Litigation Matters, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

            Section 3.09. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.11) and Tax laws (which are covered in Section 3.19), none of the Companies is in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Schedule 3.09, none of the Companies is a party to, or bound by, any Governmental Order that affects in any material respect the ownership, use or operation of any of the Real Property Assets.

            Section 3.10. Governmental Licenses and Permits. (a) Excluding Environmental Permits (which are covered in Section 3.11), each of the Companies holds all material governmental qualifications, registrations, filings, licenses, permits, orders, approvals or authorizations necessary to conduct its respective business and to own or use its respective assets and properties, as such businesses, assets and properties are conducted, owned and used on the date of the Original Stock Purchase Agreement (collectively, the "Material Permits").

            (b) All Material Permits are valid and in full force and effect in all material respects. Except as set forth in Schedule 3.10(b) and excluding Environmental Permits (which are covered in Section 3.11), none of the Companies is in default or violation of any of the Material Permits in any material respect. Except as set forth in Schedule 3.10(b), (i) no Material Permit of any of the Companies has been revoked, suspended, non-renewed, terminated or impaired in any material respect, (ii) none of the Companies currently is the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, non-renewal, termination, modification or impairment, in any material respect, of any Material Permit, and (iii) to the Knowledge of Seller, there is no existing condition of any of the Companies, nor has any of the Companies received any notice from any Governmental Authority of any fact or condition, which, if left uncured, would result in the revocation, limitation, suspension or non-renewal of any Material Permit, except where such revocation, limitation, suspension or non-renewal, individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on any Real Property Asset. Except as set forth in Schedule 3.10(b), none of the Companies are operating under a Governmental Order or voluntary agreement with any regulatory authorities of any jurisdiction in which it now holds a Material Permit which restricts in any material respect its authority to do the business authorized pursuant to such Material Permit or which would prohibit or materially delay the consummation of the transactions contemplated hereby. Subject to obtaining the consents set forth in Schedule 3.04, none of the Material Permits will be subject to revocation, limitation, suspension, non-renewal, withdrawal, termination or modification as a result of the consummation of the transactions contemplated hereby, except where such revocation, limitation, suspension, non-renewal, withdrawal, termination or modification, individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on any Real Property Asset.

            Section 3.11. Environmental Matters. (a) To the Knowledge of Seller, all environmental reports obtained by any of the Companies within the past three
(3) years with respect to the Real Property Assets have been delivered or made available to Acquiror; (b) none of the Real Property Assets or any of the Companies is subject to a written notice, written request for information or order from or agreement with a Governmental Authority or third party respecting a Release or threatened Release or the violation of any Environmental Law; (c) there has been no Release on, at or under any real property formerly owned, leased or otherwise used by any of the Companies during the period that it was owned, leased or otherwise used by any Company or, to the Knowledge of Seller, the Real Property Assets, or arising out of the conduct by the Companies of their respective businesses, that would reasonably be expected to result in the imposition of any material liability to any of the Companies under the Environmental Laws; (d) to the Knowledge of Seller, there has been no Release at any parcels of real property other than any real property referred to in item
(c) that would reasonably be expected to have a material and adverse effect on any Real Property Asset or any Company; (e) to the Knowledge of Seller, none of the Real Property Assets is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a Release or threatened Release; (f) with respect to the Real Property Assets, or the Companies, there are no material Actions pending or, to the Knowledge of Seller threatened, arising under or relating to an Environmental Law or Hazardous Materials or the making of any claim based on an Environmental Law for personal injury, wrongful death or property damage; (g) except as set forth in Schedule 3.11, the Companies have operated and are operating their respective businesses in compliance in all material respects with applicable Environmental Laws; and
(h) to the knowledge of Selling Parties, the Companies have obtained all material Environmental Permits that are necessary in connection with the operation of their respective businesses as conducted on the date of this Agreement and, all such material Environmental Permits are in good standing and the Companies are in compliance in all material respects with the terms and conditions of such permits.

            Section 3.12. Material Contracts. (a) Schedule 3.12(a) lists each of the Material Contracts as in effect on the date of this Agreement and, where applicable, the applicable Real Property Asset to which they relate and, in the case of each Material Contract evidencing indebtedness for borrowed money or an intercompany obligation (excluding, however, any such contracts evidencing intercompany obligations being paid in full at the applicable Closing in accordance with Sections 5.06 and 5.07), the name of the lender thereunder, the maturity date thereof (and any extension terms thereunder) and the outstanding principal amount thereof as of the date of the Original Stock Purchase Agreement.

            (b) Except as set forth in Schedule 3.12(b), each Material Contract is a legal, valid and binding obligation of any Company, as applicable, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against the Company, as applicable, and, to the Knowledge of Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)), and none of the Companies or, to the Knowledge of Seller, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), or give to the other party thereto any rights of termination, amendment, acceleration or cancellation of, or result in the payment of any penalty or liquidated damages under, a Material Contract.

            Section 3.13. Employee Benefits; Employees. (a) Except as set forth in Schedule 3.13(a), as of the applicable Closing Date, none of the Companies nor any of their respective ERISA Affiliates has any (i) "employee benefit plans", as defined in Section 3(3) of ERISA, or (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, policies, agreements, arrangements and practices, in each case established or maintained by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributed or is obligated to contribute thereunder, for the benefit of any of the current or former employees or independent contractors of any of the Companies or of their respective ERISA Affiliates (collectively, the "Benefit Plans").

            (b) As of the applicable Closing Date, (i) none of the Companies has any employees, (ii) none of the Companies will have any obligation or liability with respect to any of the former employees or independent contractors of the Companies and their respective ERISA Affiliates or (iii) each of the Companies is not reasonably expected to incur any obligation or liability with respect to any of the former employees or independent contractors of the Companies and their respective ERISA Affiliates.

            (c) None of the Companies nor any of their respective ERISA Affiliates has sponsored, maintained, contributed to or been obligated to contribute to any Benefit Plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA within the five years prior to the applicable Closing Date. None of the Companies has any obligation or liability with respect to any Benefit Plan, and each of the Companies is not reasonably expected to incur any obligation or liability with respect to any Benefit Plan.

            (d) Each of the Companies and their ERISA Affiliates (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, and (ii) has withheld all amounts required by applicable Laws or by agreement to be withheld from the wages, salaries and other payments to such current and former employees and independent contractors.

            (e) For purposes of this Agreement, "ERISA Affiliate" shall mean any Person that would be treated as a single employer or under common control with any of the Companies under Section 4001 of ERISA or Section 414 of the Code.

            Section 3.14. Acquired Personal Property Assets. Schedule 3.14 sets forth a true and complete list as at the date of the Original Stock Purchase Agreement of all Acquired Personal Property Assets having a purchase price in excess of $500 per item. Except as set forth in Schedule 3.14, each of the Companies has (i) good (and, in the case of marketable securities, marketable) title to each of the Acquired Personal Property Assets that it purports to own, free and clear of all Liens other than Permitted Liens, and (ii) valid leasehold interests in or valid rights under contract to use each of the Acquired Personal Property Assets that it purports to lease or license. The acquisition by any Company of all Acquired Personal Property Assets complied in all material respects with all applicable Laws. Except as set forth in Schedule 3.14, the Companies are in possession of the Acquired Personal Property Assets, and, immediately after the applicable Closing, after giving effect to the transactions and terminations contemplated by Sections 5.06, 5.07 and 5.08, such Acquired Personal Property Assets will be substantially the same as the personal property of the Companies existing on the date of the Original Stock Purchase Agreement.

            Section 3.15. Real Property Assets. Schedule 3.15 sets forth a true and complete list and a brief description of each of the Real Property Assets showing the name of the applicable facility and common address and record title holder. Seller has provided or made available to Acquiror for each Real Property Asset, the legal description of such Real Property Asset and a description of the location thereof, improvements thereto and the uses being made thereof. Each of the Companies owns good, marketable and insurable (at ordinary rates) title in fee simple absolute to all of the Real Property Assets (other than the Additional Real Property Assets and the Ground Leased Asset) and to all buildings, structures and other improvements thereon, in each case subject only to the Permitted Liens. At the First Closing, AHC Borrower shall own good, marketable and insurable (at ordinary rates) title in fee simple absolute to the FDL Real Property Asset and the Lynnwood Real Property Asset, and to all buildings, structures and other improvements thereon, in each case subject only to the Permitted Liens, and ALS Venture shall own good, marketable and insurable (at ordinary rates) title in fee simple absolute to the Winston-Salem Real Property Asset, and to all buildings, structures and other improvements thereon, in each case subject only to the Permitted Liens. Except as set forth on
Schedule 3.15, each of the Companies has fulfilled and performed in all material respects all of its respective obligations, and all obligations binding upon any Real Property Asset, under each of the agreements or encumbrances to which any Real Property Asset is subject, and none of the Companies is in breach or default under, or in violation of or noncompliance with, in any material respect, any such agreements or encumbrances, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance. Except as set forth on Schedule 3.15, the consummation of the transactions contemplated by this Agreement or the Tax Matters Agreement will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any agreement or encumbrance to which any of the Real Property Assets is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such agreement or encumbrance. Except as set forth on Schedule 3.15, all public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Real Property Assets, and each of the Real Property Assets has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority. Complete and correct copies of any agreements or instruments evidencing encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Seller's or any of the Companies' possession and any policies of title insurance currently in force and in the possession of Seller or any of the Companies with respect to each such parcel have heretofore been delivered to or made available to Acquiror. Subject to Article IX, neither the whole nor any part of any Real Property Asset including any Ground Leased Asset or any real property leased, used or occupied by any of the Companies is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated. Subject to Article IX, neither the whole nor any part of any Real Property Asset including any Ground Leased Asset or any real property leased, used, owned or occupied by any of the Companies is subject to any casualty or loss that has not been repaired and restored (and for which all costs in connection therewith have been paid in full).

            Section 3.16. Ground Leased Assets. Schedule 3.16 sets forth a true and complete list of each of the Real Property Assets that is a ground leased property or partially ground leased property (each a "Ground Leased Asset"). No default has occurred and is continuing under any ground lease or similar agreement relating to any of the Ground Leased Assets. Schedule 3.16 also contains a description of each of the ground leases and any amendments or modifications thereto, under which (i) any of the Companies is lessee of, or holds, uses or operates, any real property owned by any third Person or (ii) any of the Companies is lessor of any of the owned Real Property Assets and the term of such lease is greater than six months (other than leases to license holders required for regulatory purposes). Except as set forth in Schedule 3.16, each Company, as the case may be, has the right to quiet enjoyment of all the Ground Leased Assets described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the applicable Company in such leased real property is not subject or subordinate to any agreement or Lien other than Permitted Liens. Except as set forth on Schedule 3.16, except for residents agreements, leases having a term of six months or less, and leases to license holders required for regulatory purposes, in each case, entered into in the ordinary course of business, and except for Permitted Liens, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Ground Leased Assets by any of the Companies or of any of the Real Property Assets by any Person other than the Companies. Complete and correct copies of any instruments evidencing encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Seller's or the Companies' possession and any policies of title insurance currently in force and in the possession of Seller or any of the Companies with respect to each such parcel of Ground Leased Assets have heretofore been delivered or made available by Seller to Acquiror.

            Section 3.17. Insurance. Schedule 3.17 sets forth a true and complete list as of the date of the Original Stock Purchase Agreement of all current policies of property and liability insurance covering each of the Companies. None of the insurance policies covering the Companies provides for claims to be made on an occurrence or equivalent basis. Each of the

Companies is, and at all times has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and, except as set forth in Schedule 3.17, no written notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any of the Companies or Seller and, to the Knowledge of Seller, none of the Companies, is in default of any provision thereof, except for such defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

            Section 3.18. Acquired Real Property; Existing Mortgages. As of the applicable Closing Date, none of the Companies will own, beneficially or of record, any real property other than the Acquired Real Property Assets. Schedule
3.18 contains a true, correct and complete statement of (i) the mortgages, deeds of trust, deeds to secure debt or other liens securing payment of borrowed money (collectively, the "Existing Mortgages") to which any of the Companies is a party as mortgagor, trustor or obligor and (ii) as of the date of the Original Purchase Agreement, the current principal balance of each of the Existing Mortgages.

            Section 3.19. Taxes. (a) (i) All income and other material Tax Returns required to be filed by or on behalf of each of the Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) all such Tax Returns are complete and accurate in all material respects as they relate to the Companies; (iii) all amounts shown due on such Tax Returns and all income and other material Taxes payable without the filing of a Tax Return, in both cases insofar as they relate to the Companies or their assets, have been fully and timely paid; (iv) none of the Companies is currently the beneficiary of any extension of time within which to file any income or other material Tax Return;
(v) none of the Companies has waived or been requested to waive any statute of limitations in respect of income or other material Taxes which waiver is currently in effect; and (vi) none of the Companies has been a member of any consolidated, combined or unitary group other than each such group of which it is a member on the date of the Original Stock Purchase Agreement, and each of the Companies currently files federal income Tax Returns on a consolidated basis with the "affiliated group" (as defined in Section 1504 of the Code) of which Seller is the common parent. Schedule 3.19(a) lists each material income Tax Return filed with respect to the Companies for taxable years ended 2001, 2002 and 2003. True, correct and complete copies of each Tax Return listed on
Schedule 3.19(a), and each other material Tax Returns filed with respect to the Companies for such taxable years have been delivered or made available to Acquiror.

            (b) Each of the Companies has complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

            (c) Except as set forth in Schedule 3.19(c), all deficiencies asserted or assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of or covering any of the Companies insofar as they relate to the Companies, have been fully paid, and no other audits or investigations by any Tax Authority relating to any Tax Returns of or covering any of the Companies insofar as such Tax Returns relate to the Companies, are in progress with respect to which (i) any of the Companies has received written notice thereof from a Tax Authority or (ii) any of the Companies, as applicable, or any of their respective officers or directors has knowledge based upon personal contact with any agent of any such Tax Authority.

            (d) None of the Companies is a party to any Tax sharing or similar Tax agreements pursuant to which it will have any obligation to make any payments after the applicable Closing Date.

            (e) There are no Tax rulings, requests for rulings, or closing agreements relating to any Company which could affect such Company's liability for Taxes for any period after the applicable Closing Date.

            (f) No Company is required to make any adjustment for any Post-Closing Taxable Period pursuant to (i) Section 481(a) of the Code (or any corresponding provision of Law) as a result of a change in accounting method or
(ii) a closing agreement under Section 7121 the Code (or any corresponding provision of Law).

            (g) No Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

            (h) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

            (i) There are no Liens for Taxes upon any assets of the Companies except for Permitted Liens.

            (j) Through each Closing Date and for the last six (6) taxable years ending December 31, 2003, no written claim has been made by a Tax Authority in a jurisdiction where any Company has never paid Taxes or filed Tax Returns asserting that such Company, as the case may be, is or may be subject to Taxes assessed by such jurisdiction.

            (k) No Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

            (l) Seller is eligible to make an election under Section 338(h)(10) of the Code.

            (m) Each Company Group that any Company may have formed part of has filed all income and other Tax Returns that it was required to file for each taxable period during which any Company formed part of such group. All such Tax Returns are complete and accurate in all material respects. All Income and other Taxes owed by any such Company Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any Company was a member of such group. No Company Group has waived any statute of limitations in respect of any income or other Taxes or agreed to any extension of time with respect to an income or other Tax assessment or deficiency for any taxable period during which any Company was a member of such Company Group.

            (n) Neither the Seller nor any director or officer (or employee responsible for Tax matters) of Seller, or any of the Companies expects any Tax Authority to assess any additional income Taxes against any Company Group for any taxable period during which any Company was a member of such Company Group. There is no dispute or claim concerning any income Tax liability of any Company Group for any taxable period during which any of the Companies was a member of such Company Group either: (i) claimed or raised by any Tax Authority in writing; or (ii) as to which the Seller or any director or officer (or employee responsible for Tax matters) of the Seller or the Companies has knowledge based upon personal contact with any agent of any such Tax Authority.

            Section 3.20. Brokers. Neither Seller nor any of its Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by the Transaction Agreements for which any of the Companies, Acquiror or its Affiliates has or could have any liability.

            Section 3.21. Excluded Assets; Excluded Liabilities. Prior to the applicable Closing Date, (i) each of the applicable Companies will have sold, transferred, assigned or otherwise distributed all of the Excluded Assets to Seller or one of its wholly owned subsidiaries and (ii) Seller or one of its wholly owned subsidiaries will have assumed all of the Excluded Liabilities. Immediately prior to the applicable Closing, the only assets and liabilities of the Companies will be the Acquired Real Property Assets (subject to any Permitted Liens), the Acquired Personal Property Assets, the Assumed Mortgage Debt, the Specified Liabilities and any Excluded Liabilities which Seller shall have assumed pursuant to Section 5.08.

            Section 3.22. Regulatory Filings. Seller has made available for inspection by Acquiror (i) each annual statement filed with or submitted to any regulatory authorities by any Company since January 1, 1999 and (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of any Company issued by any regulatory authority, in any case, since January 1, 1999. Except as set forth in Schedule 3.22, all material deficiencies or violations noted in the examination reports described in clause
(ii) above have been resolved to the material satisfaction of the regulatory department that noted such deficiencies or violations. The Companies have each filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 1999. All such registrations, reports, statements, documents, filings and submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Authority or other regulatory body with respect to such registrations, filings or submissions that have not been or are not in the process of being satisfied. The representations and warranties contained in this Section 3.22 shall not apply to Taxes and Tax Returns, which are addressed in Section 3.19.

            Section 3.23. No Certificates of Need or Provider Agreements. Except as set forth in Schedule 3.23, no Certificates of Need (hereinafter defined) or Provider Agreements (hereinafter defined) are used or required in connection with the ownership, operation and maintenance of any of the Real Property Assets. For purposes of this Agreement, the term "Provider Agreements" shall mean any provider agreements held by or issued to Seller or any Real Property Asset under which the applicable Real Property Asset is eligible to receive payment under Title XIX ("Medicaid") or any other governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called "HMO" and "PPO" programs) ("Third Party Payor Programs") as well as any other agreement, arrangement, program or understanding with any federal, state or local governmental agency or organization or private organization pursuant to which the applicable Real Property Asset qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident. For purposes of this Agreement, the term "Certificate of Need" shall mean a certificate of need or similar permit or approval (not including conventional building permits or health care licenses) from a Governmental Authority related to the construction and/or operation of any Real Property Asset for the use of a specified number of beds in a nursing facility, assisted living facility and/or rehabilitation hospital, or alteration of the applicable Real Property Asset or modification of services provided at the applicable Real Property Asset.

            Section 3.24. Operator Matters.

            (a) Except as set forth in Schedule 3.24(a), Seller and each Company have been issued and are in good standing with respect to any and all material permits, licenses, regulatory approvals, approvals, accreditations and comparable authorizations (collectively, "Operator Licenses") from all applicable Governmental Authorities (including, but not limited to any Health Department (hereinafter defined)) that are necessary for the use, operation and maintenance of each of the Real Property Assets and the conduct of Seller's or any Company's business therein. Except as set forth in Schedule 3.24(a), neither Seller, any Company nor any Real Property Asset is the subject of any proceeding, examination or to Knowledge of Seller, investigation, by any Health Department or other Governmental Authority concerning an actual or alleged material violation of any laws, ordinances, rules or regulations or any Operator Licenses. The Operator Licenses (i) have not been and will not be, transferred to any location other than the applicable Real Property Asset; and (ii) except as set forth in Schedule 3.24(a), are not and will not be pledged as collateral for any loan or indebtedness that will not be released at the applicable Closing or assumed by Acquiror. As used herein, "Health Departments" shall mean departments of health and/or any Governmental Authorities of the state where the applicable Real Property Asset is located which have jurisdiction over the licensing, ownership and/or operations of the applicable parcel of Real Property Asset as a Living Facility.

            (b) No Litigation Relating to Licensing Matters. Seller, the Companies and, to Knowledge of Seller, Manager are not involved in any litigation, proceeding, or investigation (by or with any Person, resident, Health Department or Governmental Authority) which, if determined or resolved adversely, would have a material adverse impact on the conduct by Seller or the Companies of their respective businesses or the applicable Real Property Asset.

            (c) Operator Reporting. Seller has made available to Acquiror copies of all of the census information concerning the number of licensed beds and/or units occupied by bona fide residents, rents rolls, monthly financial statements and other reports, materials and information concerning Seller's business operations and compliance with Laws, Operator

Licenses and Material Permits for each of the Real Property Assets (the "Operator Reports") for the periods set forth therein which are true and correct in all material respects. All materials reports, documents and notices, required to be filed, maintained or furnished by Seller or the Companies to any Governmental Authority with respect to each of the Real Property Assets have been so filed, maintained or furnished. There are no defects or deficiencies to or with respect to any Real Property Asset cited in any survey or inspection report provided, submitted or made by or to any Governmental Authority under any Law that remains uncured, except defects and deficiencies being cured in the ordinary course of business in accordance with permissible procedures of such Governmental Authority and except as set forth in Schedule 3.24(c).

            (d) No Violations. Except as set forth in Schedule 3.24(d), to the Knowledge of Seller, neither Seller, any of the Companies nor any Real Property Asset is the subject of any proceeding by any Governmental Authority, and no notice of any violation has been issued, or, to the Knowledge of Seller, will be issued, by a Governmental Authority that would, directly or indirectly, or with the passage of time:

                  (i) impact Acquiror's (or its designees) ability to accept and/or retain residents at any Real Property Asset;

                  (ii) have a material and adverse effect on Seller's, any of the Companies' or Manager's ability to accept and/or retain residents or operate any Real Property Asset or result in the imposition of a material fine or for services rendered to eligible residents; or

                  (iii) modify, materially limit or annul or result in the transfer, suspension, or revocation or imposition of probationary use of the Operator Licenses.

            (e) No Facility Violations. Except as set forth in Schedule 3.24(e), no statement of material charges or deficiencies has been made or material penalty enforcement action has been undertaken against any Real Property Asset or Seller, any of the Companies or against any officer or director of Seller or any of the Companies by any Governmental Authority since January 1, 2003 which remains uncured or which is not in the process of being cured.

            (f) No Recoupment Efforts. Except as set forth in Schedule 3.24(f), none of Seller, any of the Companies or Manager is a participant in any governmental program whereby any Governmental Authority may have the right to recover funds by reason of the advance of governmental funds.

            (g) Admissions Hold. There is no suspension, ban or material limitation upon the admission of residents to any Real Property Asset (i) by any Governmental Authority having jurisdiction over the licensure or certification of such Real Property Asset or (ii) pursuant to any applicable Law.

            (h) Substantial Compliance; No Adverse Regulatory Actions. Except as set forth in Schedule 3.24(h), no Governmental Authority with jurisdiction over any Real Property Asset has: (i) made a determination that any Real Property Asset is not in compliance in all material respects with any applicable regulatory requirements that have not been cured; or (ii) taken adverse regulatory action with respect to any Real Property Asset that is material in significance and has not been cured, including the imposition of any civil money penalties in excess of $50,000 that have not been paid.

            Section 3.25. Books and Records. Seller has delivered or made available to Acquiror copies of each of the following: (i) copies of the books and records of each of the Companies; (ii) all Material Contracts, material licenses, and material permits (including any operator licenses) related to the Companies or the Real Property Assets, together with copies of all material correspondence related to the Companies or the Real Property Assets; (iii) an updated list of security deposits, if any, held by either Seller or any of the Companies; (iv) all plans and specifications related to all Improvements located at the Real Property Assets, to the extent in Seller's possession or reasonable control or otherwise available to Seller; (v) copies of currently valid certificates of occupancy (or comparable permits or licenses) with respect to Improvements located at each of the Real Property Assets; and (vi) copies of currently valid material permits and material licenses relating to the operation of each of the Real Property Assets as senior independent and/or assisted living facilities. At the applicable Closing, keys to all locks located on the Acquired Real Property Assets shall be in the possession of one of the Companies or the Manager.

            Section 3.26. Information Supplied. None of the information supplied by Seller specifically for inclusion in the Offering Memorandum, as set forth in
Schedule 3.26, contains, as of the date of the Original Stock Purchase Agreement, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Seller specifically for inclusion in the Registration Statement will contain, at the time the Registration Statement becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

            Acquiror hereby represents and warrants to Seller as follows as of each of (i) the date of the Original Stock Purchase Agreement, (ii) the First Closing Date, and (iii) the Second Closing Date:

            Section 4.01. Incorporation and Authority of Acquiror. Acquiror is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all requisite trust power to enter into, and to consummate the transactions contemplated by, and to carry out its obligations under, each of the Transaction Agreements to which Acquiror is or will be a party. The execution and delivery by Acquiror of each of the Transaction Agreements to which Acquiror is or will be a party, and the consummation by Acquiror of the transactions contemplated by, and the performance by Acquiror of its obligations under, each of such Transaction Agreements have been duly authorized by all requisite action on the part of Acquiror and its shareholders. This Agreement and the Tax Matters Agreement have been, and at each Closing each of the Transaction Agreements to which Acquiror is then a party will be, duly executed and delivered by Acquiror, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Tax Matters Agreement constitute, and as of the Closing each of the other Transaction Agreements to which Acquiror is then a party will constitute, the legal, valid and binding obligations of Acquiror enforceable against Acquiror in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 4.02. Qualification of Acquiror. Acquiror has all requisite power and authority to operate its business as now conducted and is duly qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for such failures as would not materially impair or delay the ability of Acquiror to consummate the transactions contemplated by, or perform its material obligations under, the Transaction Agreements to which Acquiror is or will be a party.

            Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to Seller or the Companies (as opposed to any other third party), the execution, delivery and performance by Acquiror of, and the consummation by Acquiror of the transactions contemplated by, this Agreement, the Tax Matters Agreement and each of the other Transaction Agreements to which Acquiror will be a party, do not and will not (a) violate or conflict with the organizational documents of Acquiror, (b) conflict with or violate any Law or other Governmental Order applicable to Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Acquiror pursuant to, any note, bond, loan or credit agreement, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Acquiror or any of its Affiliates is a party or by which any of them or any of their respective assets or properties is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens as would not materially impair or delay the ability of Acquiror to consummate the transactions contemplated by, or perform its material obligations under, any of the Transaction Agreements to which Acquiror is or will be a party.

            Section 4.04. Consents and Approvals. Except as set forth in
Schedule 4.04, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by Acquiror of this Agreement and the Tax Matters Agreement do not, and the execution and delivery by Acquiror at each Closing of the other Transaction Agreements to which Acquiror will be a party will not, and the performance by Acquiror of, and the consummation by Acquiror of the transactions contemplated by, each of the Transaction Agreements to which Acquiror is or will be a party will not, require any Governmental Approval, except where the failure to obtain such Governmental Approval, could reasonably be expected to prevent or materially delay Acquiror from consummating the transactions contemplated by or performing any of its material obligations under any of the Transaction Agreements to which Acquiror is or will be a party.

            Section 4.05. Securities Matters. The Shares are being acquired by Acquiror for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

            Section 4.06. Financial Ability. Acquiror intends to finance the Final Purchase Price, in part, by issuing stock in Acquiror pursuant to a private placement transaction (the "Private Placement") and, in part, by obtaining third party financing pursuant to one or more credit facilities (the "Debt Financing"). Subject to receipt of proceeds of at least $530,000,000 upon the consummation of the Private Placement and the Debt Financing, Acquiror will have, at each Closing, the financial ability to consummate the transactions contemplated by this Agreement.

            Section 4.07. Investigation. Acquiror acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Real Property Assets, the Companies and their respective businesses. Acquiror further acknowledges and agrees that the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants, and agreements expressly set forth in this Agreement and the Tax Matters Agreement and Seller makes and has made no other express or implied representation or warranty with respect to the Real Property Assets (including with respect to title, physical condition, environmental condition, fitness and quality, income and expenses of operation, value and profitability, current or potential uses, current or future zoning or suitability for renovation or construction), the Companies or their respective businesses or otherwise or with respect to any other information provided by Seller or any of its Affiliates or Representatives. Acquiror has not relied upon any other representations or other information made or supplied by or on behalf of Seller or by any Affiliate or Representative of Seller. No officer of Acquiror has actual knowledge that the representations and warranties of Seller set forth in Article III are inaccurate or have been breached except for inaccuracies and breaches relating to matters that, individually or in the aggregate, have not had, or would not be reasonably expected to have, a Material Adverse Effect.

            Section 4.08. Brokers. Neither Acquiror nor any of its Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Tax Matters Agreement for which Seller or any of its Affiliates has or could have any liability.

            Section 4.09. Information Supplied. None of the information supplied or to be supplied by or on behalf of Acquiror specifically for inclusion in the Offering Memorandum or the Registration Statement will contain, at any time the Offering Memorandum is distributed to prospective investors or the Registration Statement becomes effective under the Securities Act, as applicable, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Acquiror with respect to the information supplied by Seller specifically for inclusion in the Offering Memorandum as set forth in Schedule 3.26. The Offering Memorandum and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder ("Applicable Securities Rules").

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            Section 5.01. Conduct of Business Prior to Each Closing. Except as otherwise contemplated by or necessary to effectuate the transactions contemplated by this Agreement (including the matters expressly contemplated by Section 5.08), from the date of this Agreement through the First Closing and, with respect to ALS Financing, through the Second Closing, unless Acquiror otherwise consents in advance (and the consent of Acquiror to any request for any such consent shall not be unreasonably withheld or delayed, it being agreed that if Acquiror fails to respond to Seller's written request for consent for a period of ten (10) Business Days after Acquiror's receipt thereof, then such requested consent shall be deemed given), Seller will cause the Companies to:
(a) conduct their businesses in the ordinary course consistent with past practice; (b) use reasonable commercial efforts to preserve intact their business organizations, to keep available the services of consultants and agents of their businesses and to maintain the current significant business relationships and goodwill with customers, suppliers and service providers of the Companies; (c) maintain replacement cost casualty insurance; and (d) not take any of the following actions:

                  (i) repurchase, redeem, repay or otherwise acquire any outstanding Equity Shares or other securities of any of the Companies;

                  (ii) transfer, issue, sell or dispose of any Equity Shares or other securities of any of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Shares or other securities of any of the Companies;

                  (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Companies;

                  (iv) amend the certificate of incorporation or by-laws (or other comparable organizational documents) of any of the Companies;

                  (v) make any material change in the policies, practices or principles of any of the Companies in effect on the date of the Original Stock Purchase Agreement with respect to accounting, preparation and filing of Tax Returns (other than any change required by applicable Laws or GAAP);

                  (vi) sell, lease, exchange, or otherwise dispose of any property or assets (other than transactions occurring in the ordinary course of business consistent with past practices), for which the aggregate consideration paid or payable in any individual transaction is in excess of $100,000 or in the aggregate in excess of $250,000;

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

                  (vii) incur any financial indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practices) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in the ordinary course of business consistent with past practices, which will otherwise be repaid prior to the applicable Closing or which constitutes an Excluded Liability);

                  (viii) except in the ordinary course of business and consistent with past practice, enter into or amend (in any material respect) or, other than pursuant to its current terms, terminate, renew or extend any Material Contract relating to an Acquired Personal Property Asset or an Acquired Real Property Asset;

                  (ix) enter into any new line of business or introduce any new product or service that is unrelated to the operation of senior living facilities;

                  (x) enter into, amend or, other than pursuant to its current terms, terminate, renew or extend any contract, agreement, lease, license, commitment, instrument, arrangement, relationship or understanding with any Affiliate of any of the Companies including any stockholder, member, director or officer of any of the Companies (or any of their respective family members or Affiliates);

                  (xi) settle or compromise any Action or threatened Action, except in each case for claims under policies and certificates of insurance within applicable policy limits and claims not in excess of $1,000,000 so long as any such claims will not adversely affect any of the Acquired Real Property Assets and Acquired Personal Property Assets;

                  (xii) pay, discharge or satisfy any liabilities or obligations, other than payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities or obligations that (A) are reflected on the Financial Statements, (B) are identified in amounts that are reasonably determinable prior the applicable Closing, and for which Seller is responsible under the Transaction Agreements or (C) were incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice;

                  (xiii) enter into any agreement relating to the ownership and operation of the Acquired Real Property Assets, unless such agreement shall be fully cancelable or terminable without penalty prior to the applicable Closing Date;

                  (xiv) allow any Acquired Real Property Asset or any material Acquired Personal Property Asset to become subject to any Lien other than a Permitted Lien;

                  (xv) directly or indirectly offer to sell, or solicit any offers to purchase or negotiate for the sale or disposal of any Acquired Real Property Asset or any material Acquired Personal Property Asset with any Person other than Acquiror;

                  (xvi) create any severance obligation for Acquiror or any of the Companies with respect to any employee, except for obligations that are Excluded Liabilities;

                  (xvii) enter into any lease or other binding agreement, or amend, modify, extend or terminate any existing lease or other binding agreement, with respect to the Acquired Real Property Assets, other than leases and other agreements with residential tenants of the Acquired Real Property Assets that are entered, amended, modified, extended or terminated in the ordinary course of business consistent with past practice;

                  (xviii) enter into any agreement, or amend, modify, extend or terminate any existing agreement, relating to the construction, demolition, or alteration of any of the Acquired Real Property Assets, other than capital repairs (a) required by Law or any Governmental Authority, (b) identified in the third party reports referenced in Section
      2.09 not in excess of $100,000 with respect to each Real Property Asset or in the aggregate in excess of $1,000,000, or (c) as otherwise set forth in the capital budget of the Seller for the fiscal year ended 2004 with respect to the Acquired Real Property Assets; or

                  (xix) announce or enter into any legally binding commitment with respect to any of the foregoing.

            Section 5.02. Access to Information. (a) From the date of this Agreement until (x) with respect to the Companies other than ALS Financing, the First Closing Date and (y) with respect to ALS Financing, the Second Closing Date, upon reasonable prior written notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege), contractual confidentiality obligations and privacy rights of residents, Seller shall, and shall cause each of the Companies and each such Person's respective Representatives to: (i) afford the Representatives of Acquiror reasonable access to the offices, properties, books and records of the Companies; (ii) furnish to the Representatives of Acquiror such additional financial and operating data and other information regarding the Companies' businesses conducted by them as Acquiror may from time to time reasonably request; and (iii) afford the Representatives of Acquiror and its Affiliates reasonable access to the employees of Seller and their Affiliates in respect of the Companies (and the businesses conducted by the Companies) and use their reasonable commercial efforts (without any requirement of Seller and the Companies or any of their respective Representatives to incur any expense to a third party) to make available to the Representatives of Acquiror and its Affiliates the employees of third party outsourcing companies who provide services to, and are located on the premises of, the Companies, in each case, whose assistance and expertise is necessary to assist Acquiror in connection with Acquiror's preparation to integrate the Companies and their businesses and personnel into Acquiror's organization following the applicable Closing; provided, however, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and shall not unreasonably interfere with any of the businesses or operations of Seller, the Companies or any of their respective Affiliates; and provided, further, that the auditors and accountants of Seller, the Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by Seller or any of the Companies, Acquiror shall enter into a customary joint defense agreement with any one or more of Seller and the Companies with respect to any information to be provided to Acquiror pursuant to this Section 5.02(a).

            (b) In addition to the provisions of Section 5.03, from and after
(x) with respect to the Companies other than ALS Financing, the First Closing Date and (y) with respect to ALS Financing, the Second Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of Seller or its respective Affiliates under this Agreement, upon reasonable prior written notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws (including any rights of any current or former employee of any of the Companies with respect to privacy or confidentiality of such employee's personnel, medical and other records and information) and subject to any applicable privileges (including the attorney-client privilege), privacy rights of residents, contractual confidentiality obligations and privacy rights of residents, Acquiror shall, and shall cause the Companies and their respective Affiliates and Representatives to: (i) afford the Representatives of Seller and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Companies and the businesses conducted by them; (ii) furnish to Seller and its respective Affiliates and Representatives such additional financial and other information regarding the Companies and the businesses conducted by them as Seller or its respective Representatives may from time to time reasonably request; and (iii) make available to the Representatives of Seller and its Affiliates the employees of Acquiror and its Affiliates in respect of the Companies and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller or any of the respective Affiliates in connection with Seller's inquiries for any of the purposes referred to above, including, at Seller's sole cost and expense, reimbursement to Acquiror or such Affiliates; provided, that the requesting party will reimburse Acquiror for the reasonable value of the time and any out - of - pocket expenses of such Persons who appear as witnesses in hearings or trials at the request of Seller; provided, however, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and that such investigation shall not unreasonably interfere with the business or operations of Acquiror or any of its Affiliates; provided, further, that the auditors and accountants of Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by Acquiror, Seller or the applicable Affiliate thereof shall enter into a customary joint defense agreement with Acquiror and its Affiliates (including the Companies) with respect to any information to be provided to Seller pursuant to this Section 5.02(b).

            Section 5.03. Books and Records. Subject to Section 5.04(a), Seller and its Affiliates shall have the right to retain copies of all books and records of each of the Companies and its respective businesses relating to periods ending on or prior to the Closing Date on which such Company was purchased by Acquiror, subject to compliance with all applicable privacy Laws relating to information (including employment and medical records) regarding current or former employees of any of the Companies. Acquiror agrees that, with respect to all original books and records of each of the Companies existing as of the Closing Date on which such Company was purchased by Acquiror, it will (and will cause each of the Companies to) (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (b) apply preservation and retention policies to such books and records that are no less stringent than those generally applied by Acquiror in respect of its other books and records. Following each Closing, Seller shall promptly deliver to Acquiror all original books and records of the Companies in the possession of Seller or any of its Affiliates (other than such book and records in the possession of the Acquired Companies).

            Section 5.04. Confidentiality; Exclusivity.

            (a) From the applicable Closing Date until December 31, 2005, Seller and its Affiliates, on the one hand, and Acquiror and its Affiliates (including the Acquired Companies), on the other hand, shall, and shall cause their respective Representatives to maintain in confidence and not use to the detriment of the other party (including for the purposes of competing with the other party or its Affiliates), any written, oral or other information relating to and obtained from the other party or its Affiliates, except that the foregoing requirements of this Section 5.04(a) shall not apply to a party to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Acquiror, as a result of disclosure by Seller, its Affiliates or any of its respective Representatives and (B) in the case of Seller, as a result of disclosure by Acquiror or any of the Acquired Companies (after the applicable Closing Date) or any of their respective Affiliates, or any of their respective Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice that has been given to Acquiror or Seller, as applicable, (iii) any such information is to be disclosed in connection with any Action, or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement. Seller and Acquiror shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.

            (b) Acquiror and Seller agree to deal with one another on an exclusive basis during the term of this Agreement with respect to the transactions contemplated herein, and Seller shall not solicit or entertain offers for, or enter into any discussions relating to, any similar transactions with respect to the sale of the Companies or any of the Acquired Real Property Assets.

            Section 5.05. Regulatory and Other Authorizations; Reasonable Efforts. (a) Subject to the terms and conditions of this Section 5.05, Seller and Acquiror agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper, advisable or appropriate to consummate and make effective the transactions contemplated by the Transaction Agreements as soon as practicable, including to cooperate in good faith to facilitate each Closing and to refrain from taking any action that could reasonably be expected to cause a condition to either Closing to not be satisfied or otherwise materially impair, delay or impede either Closing. In furtherance of the foregoing, (a) promptly following the date of the Original Stock Purchase Agreement, Seller shall prepare and deliver to Acquiror a written list of all Seller Required Governmental Approvals to be obtained or made in connection with the Transaction Agreements and (b) Seller and Acquiror shall promptly make all filings and notifications with, and shall use their reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and comply at the earliest practicable date with a request for information, documents or other materials by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals; provided, however, that in no event shall Acquiror or any of its Affiliates be required to agree to (i) the divestiture of any business or entity or (ii) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (A) Material Adverse Effect taken as a whole, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by Acquiror and its Affiliates from the transactions contemplated by this Agreement. The parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals (including by making available, upon reasonable notice, appropriate Representatives of the Companies for participation in meetings with Governmental Authorities).

            (b) Prior to each Closing, each of Seller and Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement applicable to such Closing and permit the other party to review in advance any proposed material written communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that Acquiror or Seller, as applicable, may redact from such correspondence, filings and communications any confidential competitive information of Acquiror, Seller or their respective Affiliates, as the case may be. Prior to each Closing, neither Seller nor Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry with respect to such Closing unless it consults with the other party in advance.

            (c) Seller and Acquiror shall use their reasonable best efforts to obtain any other consents and approvals (including from any ground lessors and from the holders of the Existing Mortgages, and to make any other notifications that may be required in connection with the transactions contemplated by this Agreement; provided, however, that, except for Transaction Costs, none of Seller, the Companies or Acquiror shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; provided, further, that Seller shall not be required to incur (i) Transaction Costs (excluding any additional costs ("Additional Insurance Costs") of complying with insurance requirements required by an Existing Mortgage Lender in order to obtain each of the written consents and approvals of the Existing Mortgage Lenders in Schedule 5.10(a) in form and substance satisfactory to Seller in its reasonable commercial discretion (the "ASLF Consent") in excess of $1,000,000 or (ii) Transaction Costs (including Additional Insurance Costs) in excess of $2,000,000 (the "ALSF Cap") to obtain the ALSF Consent.

            Section 5.06. Intercompany Obligations. Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with each Closing Date, the Company or Companies being acquired by Acquiror on such Closing Date, on the one hand, and Seller and its Affiliates, on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes and advances (regardless of their maturity) and all intercompany receivables and payables (including amounts relating to intercompany Tax sharing agreements, whether written or oral), for the amount due, including any accrued and unpaid interest, but excluding any penalty, termination or similar amounts; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Acquiror.

            Section 5.07. Intercompany Arrangements. Except as otherwise agreed in writing by Seller and Acquiror or as expressly provided in the Transaction Agreements, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with each Closing Date, without any penalty to or premium payable by the Company or Companies being acquired by Acquiror on such Closing Date, all contracts, agreements, leases, licenses, commitments and other instruments, arrangements, relationships and understandings between the Company or Companies being acquired by Acquiror on such Closing Date, on the one hand, and Seller and its Affiliates, on the other.

            Section 5.08. Excluded Assets; Excluded Liabilities. Prior to each Closing, (i) Seller will cause the Company or Companies to be acquired by Acquiror on such Closing Date, as applicable, to transfer, convey assign or otherwise distribute to Seller or one of its wholly owned subsidiaries all of such Company's right, title and interest in and to all the Excluded Assets, and
(ii) Seller shall, or shall cause, one of its wholly owned subsidiaries to assume all the Excluded Liabilities. The distribution of the Excluded Assets and the assumption of the Excluded Liabilities shall be effected pursuant to written instruments of transfer and assumption, as applicable, reasonably satisfactory to Acquiror, and may include a transfer or assumption of some or all of such Excluded Assets or Excluded Liabilities, as applicable, to a direct or indirect Subsidiary of a Company followed by a distribution of the Capital Stock of such Subsidiary.

            Section 5.09. Additional Real Property Assets. Prior to the First Closing, (i) Seller shall cause Winston to be merged with and into ALS Venture and (ii) Seller shall transfer the FDL Real Property Asset to AHC Borrower, in each case, pursuant to written instruments of merger, assignment and transfer, as applicable, in form and substance reasonably satisfactory to Acquiror.

            Section 5.10. Existing Mortgage Lender Consents. (a) The purchase and sale of the ALS Financing Shares and the assumption of the debt outstanding under the Existing Mortgages may require certain consents and agreements of the Existing Mortgage Lenders set forth in Schedule 5.10(a). Seller and Acquiror shall use their reasonable best efforts in accordance with Section 5.05(c) to secure all such consents and agreements. Seller or Acquiror will promptly notify the other if it reasonably believes that, notwithstanding the parties' reasonable best efforts pursuant to Section 5.05(c), it will be unable to obtain one or more of the consents of the Existing Mortgage Lenders prior to the Extended Outside Date or that the ALSF Costs are reasonably likely to exceed the ALSF Cap.

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

            (b) If any consent of an Existing Mortgage Lender in respect of any Real Property Assets owned by ALS Financing ("ALSF Assets") shall not have been obtained by the Extended Outside Date or if the ALSF Costs exceed the ALSF Cap, then Acquiror shall elect, by written notice to Seller, to terminate this Agreement as it relates to the ALSF Assets, in which event this Agreement shall be of no further force or effect as provided in Article VII in respect of the ALSF Assets.

            (c) Notwithstanding anything to the contrary contained in the form of Property Leases or the Agreement Regarding Leases, the parties hereto agree that they will use their reasonable best efforts in accordance with Section 5.05(c) to obtain consents and agreements, as applicable, from the Existing Mortgage Lenders to the effect that (i) each Property Lease shall be cross-defaulted with the other Property Leases under the Agreement Regarding Leases, but to the extent such lenders do not agree to the same, the same shall not be a condition to either Closing, and only the leases appurtenant to the properties where such consent is obtained shall be cross-defaulted, and (ii) such Existing Mortgage Lenders agree to recognize the tenants under each Property Lease and shall not disturb the leasehold interest of the applicable tenant if an Event of Default (as such term is defined in a Property Lease) has not occurred and is not continuing under such Property Lease, and the same shall be a condition to the Second Closing pursuant to Section 6.01(h).

            Section 5.11. Private Placement. Acquiror completed its preparation of an appropriate offering memorandum (together with any amendment thereof or supplement thereto, the "Offering Memorandum") in connection with the Private Placement. Acquiror consummated the Private Placement on August 3, 2004.

            Section 5.12. Registration Statement; Additional Financial Statements. (a) Acquiror expects to file with the Securities and Exchange Commission (the "SEC") a registration statement covering shares of common stock of Acquiror pursuant to various agreements with the initial purchasers of such shares sold in the Private Placement (together with any amendment thereof or supplement thereto, the "Registration Statement"). Acquiror shall provide Seller and its counsel with a reasonable opportunity to review and comment on the Registration Statement, each response to any correspondence from the SEC or the staff of the SEC (or any other Governmental Authority) relating thereto, and all other documentation prepared in connection with the listing of the shares covered thereby on any securities exchange, but only to the extent statements included therein are based on information supplied by Seller specifically for inclusion or incorporation by reference therein. If requested by Seller, Acquiror shall include in the Registration Statement, a notice to the effect that Seller does not accept and shall not have any responsibility or liability for the content of the Registration Statement (except as to information supplied by Seller specifically for inclusion or incorporation by reference therein).

            (b) If Acquiror (i) shall be obligated to provide financial statements of any of the Companies, including as part of the presentation of any required pro forma financial statements, for any period in any filing to be made pursuant to Applicable Securities Rules (including the Registration Statement) or (ii) shall be advised by the underwriters or initial purchasers in connection with any offering of its securities, including the Private Placement, that such financial statements are advisable in order to assure a successful marketing of such offering, then Seller shall use its reasonable commercial efforts to engage Seller's accountants, KPMG

LLP, so long as they are independent for purposes of the Securities Act, or another nationally recognized accounting firm reasonably acceptable to Acquiror, to conduct an audit of, or if no audit is required, to perform the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, with respect to, such required or advisable financial statements and, to the extent required by the SEC or deemed advisable by the underwriters or initial purchasers, the comparable period in the prior year and shall use reasonable commercial efforts to facilitate any such audit or review. Seller will also reasonably cooperate with Acquiror, in connection with any such audit or review and shall use reasonable commercial efforts to cause any accounting firm referred to above to provide such reasonable cooperation as well. All costs incurred by Seller pursuant to this
Section 5.12(b) (including any audit or review by KPMG LLP and consultants) shall be paid by Acquiror.

            Section 5.13. Notice of Certain Events. Seller or Acquiror shall promptly notify the other of any of the following events: (a) the occurrence or non-occurrence of any event which would be likely to cause (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect (including if such party receives a notice of violation relating to any Hazardous Material, becomes aware that it is not in compliance with all Environmental Laws in all material respects, receives written notice from any tenant that such party is in default under any lease or becomes aware of any material default by a tenant under any lease) or (ii) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied (including if such party reasonably believes that it will be unable to obtain one or more of the consents of the Existing Mortgage Lenders prior to the Extended Outside Date); and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available to the party receiving such notice. In addition, Seller will promptly inform Acquiror of the happening of any event which would render any information supplied by Seller specifically for inclusion in the Offering Memorandum or in any Registration Statement incorrect in any material respect or would require the amendment of the Offering Memorandum or any such Registration Statement.

            Section 5.14. Further Action. From and after the First Closing Date, Seller and Acquiror shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, including the transfer of the Excluded Assets and assumption of the Excluded Liabilities.

                                   ARTICLE VI

                    CONDITIONS TO CLOSING AND RELATED MATTERS

            Section 6.01. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement at each of the First Closing and the Second Closing shall be subject to the fulfillment or waiver by Seller, at or prior to each such Closing, of each of the following conditions:

            (a) Representations and Warranties; Covenants. (i) The representations and warranties of Acquiror contained in this Agreement are true and correct (without giving effect to any limitations as to materiality) as of such Closing as if made on the applicable Closing Date (other than representations and warranties made as of another date, which representations and warranties were true and correct as of such date), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by Acquiror on or before such Closing have been complied with in all material respects; and (iii) Seller has received a certificate dated the applicable Closing Date of Acquiror with respect to such Closing to such effect signed by a duly authorized senior executive officer of Acquiror.

            (b) Approvals of Governmental Authorities. Each of the Seller Required Governmental Approvals and the Governmental Approvals set forth in
Schedule 4.04 applicable to such Closing has been received or deemed received and is in full force and effect.

            (c) Consents of Existing Mortgage Lenders. With respect to the Second Closing only, (i) subject to Section 5.10, the ALSF Consent, in form and substance satisfactory to Seller in its reasonable commercial discretion, has been received or deemed received and is in full force and effect; provided, however, that the ALSF Consent shall not be considered satisfactory by Seller unless (A) it includes recognition, in form and substance satisfactory to Seller in its reasonable commercial discretion, that each Existing Mortgage Lender shall not disturb the leasehold interest of each tenant under a Property Lease relating to the ALSF Assets if an Event of Default (as such term is defined in the form Property Lease) has not occurred and (B) the Additional Insurance Costs shall not exceed $1,000,000; and (ii) payment by Acquiror from its own funds of the Transaction Costs required to obtain the ALSF Consent ("ALSF Costs") to the extent the aggregate of such costs exceed the ALSF Cap, provided, that Acquiror shall not be responsible for any such Transaction Costs incurred without its prior written consent.

            (d) No Governmental Order or Proceeding. As of such Closing, there is no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority has been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

            (e) Other Documents. The Acquiror has executed and delivered to the Seller each of the Transaction Agreements applicable to such Closing to which it is a party.

            (f) Proceeds from Debt Financing. The Debt Financing has been consummated and has resulted in net proceeds to Acquiror of at least $135,000,000.

            (g) Consummation of the Brookdale Agreement. The Closing (as defined in the Brookdale Agreement) shall have occurred.

            Section 6.02. Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate the transactions contemplated by this Agreement at each of the First Closing and the Second Closing shall be subject to the fulfillment or waiver by Acquiror, at or prior to each such Closing, of each of the following conditions:

            (a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement are true and correct (without giving effect to any limitations as to materiality) as of such Closing as if made on the applicable Closing Date (other than representations and warranties made as of another date, which representations and warranties were true and correct as of such date), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by Seller on or before such Closing have been complied with in all material respects; and (iii) Acquiror has received a certificate dated the applicable Closing Date of Seller with respect to such Closing to such effect signed by a duly authorized senior executive officer of Seller.

            (b) Approvals of Governmental Authorities. Each of the Seller Required Governmental Approvals and the Governmental Approvals set forth in
Schedule 4.04 applicable to such Closing has been received or deemed received, is in full force and effect, and, subject to Section 5.05(a), do not contain any restrictions or limitations not reasonably acceptable to Acquiror.

            (c) Consents of Existing Mortgage Lenders. With respect to the Second Closing only, subject to Section 5.10, each of the written consents and approvals of the Existing Mortgage Lenders in Schedule 5.10(a) has been received or deemed received, is in full force and effect, and is in form and substance reasonably satisfactory to Acquiror.

            (d) Approvals of Ground Lessors. Each of the written consents and approvals of the ground lessors under each Ground Leased Asset, if any, subject to such Closing has been received or deemed received, is in full force and effect, and, subject to Section 5.05(c), is in form and substance reasonably satisfactory to Acquiror.

            (e) No Governmental Order or Proceeding. As of such Closing, there is no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority has been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

            (f) No Material Adverse Effect. There has not occurred any event or events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

            (g) No Excluded Assets or Excluded Liabilities. Each of the Companies has sold, transferred and assigned all of the Excluded Assets, if any, and Seller has assumed the Excluded Liabilities, and the only assets and liabilities of the Companies immediately prior to the applicable Closing are, subject to any Permitted Liens, the Acquired Real Property Assets, the Acquired Personal Property Assets, the Assumed Mortgage Debt, the Specified Liabilities and any Excluded Liabilities which Seller shall have assumed as provided in
Section 5.08.

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

            (h) Proceeds from Additional Financing. The Debt Financing has been consummated and has resulted in net proceeds to Acquiror of at least $135,000,000.

            (i) Other Documents. Each of the Seller and the Selling Parties has executed and delivered to the Acquiror each of the Transaction Agreements applicable to such Closing to which Seller or such Selling Party is a party, including as follows:

                  (i) Property Leases. Each of the Property Owners and the Net Tenants has executed and delivered a Property Lease with respect to each of the Acquired Real Property Assets.

                  (ii) Agreement Regarding Leases. Each of the Tenant Holding Company and the Property Owners Holding Company has executed and delivered the Agreement Regarding Leases.

                  (iii) Guaranty Agreements. The Tenant Holding Company has executed and delivered a Lease Guaranty with respect to each of the Property Leases, and the Seller has executed and delivered the Guaranty of Agreement Regarding Leases.

                  (iv) Management Agreement. Each of the Manager and the Net Tenants has executed and delivered a Management Agreement containing termination provisions reasonably satisfactory to Acquiror with respect to each of the Acquired Real Property Assets.

                  (v) Other Deliveries. Each of the documents and other deliveries contemplated by Section 2.06(e).

            (j) Organizational Documents of Tenant Holding Company and Each Net Tenant. Each of the Tenant Holding Company and the Net Tenants has been formed, and Acquiror has reasonably approved the organizational documents of each of such entities.

            (k) Transfer of Additional Real Property Assets. AHC Borrower shall own good, marketable and insurable (at ordinary rates) title in fee simple absolute to the FDL Real Property Asset, and to all buildings, structures and other improvements thereon, in each case subject only to the Permitted Liens, and ALS Venture shall own good, marketable and insurable (at ordinary rates) title in fee simple absolute to the Winston-Salem Real Property Asset, and to all buildings, structures and other improvements thereon, in each case subject only to the Permitted Liens. AHC Borrower shall own good, marketable and insurable (at ordinary rates) title in fee simple absolute to the Lynnwood Real Property Asset, and to all buildings, structures and other improvements thereon, in each case subject only to the Permitted Liens.

            (l) Consummation of the Brookdale Agreement. The Closing (as defined in the Brookdale Agreement) shall have occurred.

                                  ARTICLE VII

                         TERMINATION, WAIVER AND DEFAULT

            Section 7.01. Termination. This Agreement may be terminated prior to the Second Closing:

            (a) by the mutual written consent of Seller and Acquiror;

            (b) by either Seller or Acquiror if each of the Closings shall not have occurred on or before December 15, 2004 (the "Extended Outside Date"); provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party's obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the First Closing or the Second Closing, as applicable, to occur prior to such date;

            (c) by either Seller or Acquiror in the event of the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

            (d) by Acquiror in accordance with Section 2.08(b), 5.10(b), 7.06 or 8.01(b)(i);

            (e) by Seller in accordance with Section 7.05, or if the Private Placement shall not have been consummated on or before August 15, 2004; or

            (f) by either Seller or Acquiror in the event the Stock Purchase Agreement, dated as of June 18, 2004, as amended, among Fortress Brookdale Acquisition LLC, Acquiror and BLC Senior Holdings, Inc. (the "Brookdale Agreement"), is terminated in accordance with its terms.

            Section 7.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

            Section 7.03. Effect of Termination.

            (a) If this Agreement is terminated prior to the First Closing as provided in Section 7.01, except as set forth in Section 5.04 and this Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for any willful breach of the representations and warranties contained in this Agreement or any failure to perform their respective obligations under this Agreement.

            (b) If this Agreement is terminated after the First Closing as provided in Section 7.01, except as set forth in Section 5.04 and this Article VII, this Agreement shall forthwith become void with respect to the ALS Financing Shares and there shall be no liability on the part of any party to this Agreement with respect to the ALS Financing Shares; provided, however, that nothing in this Agreement shall relieve any party hereto from liability under this Agreement in respect of the Non-ALSF Shares or for any willful breach of the representations and warranties contained in this Agreement or any failure to perform their respective obligations under this Agreement with respect to the ALS Financing Shares.

            Section 7.04. Extension; Waiver. Each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party (it being understood that time is "of the essence" with respect to the Extended Outside Date), (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement for the benefit of such party. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

            Section 7.05. Acquiror's Default. If Acquiror fails to purchase the Non-ALSF Shares on the First Closing Date or the ASL Financing Shares on the Second Closing Date, and Seller has performed or is ready, willing and able to convey such Shares hereunder, in each case in accordance with the terms hereof, then Seller shall have the right to treat this Agreement as having been breached by Acquiror, in which event Seller's sole and exclusive remedies on account of such breach shall be (i) the right to terminate this Agreement by written notice to Acquiror or Acquiror's attorney and to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Affiliates (including the Companies) or (ii) the right to sue Acquiror for damages and/or specific performance of this Agreement. Upon such termination prior to the First Closing, Acquiror shall forfeit all rights and claims pursuant to this Agreement with respect to the Shares. Upon such termination on or following the First Closing, Acquiror shall forfeit all rights and claims pursuant to this Agreement with respect to the ALS Financing Shares. In the event of such termination, Acquiror shall (i) immediately return to Seller or destroy all due diligence materials, reports and studies delivered to Acquiror by Seller with respect to any Companies or Real Property Assets not acquired by Acquiror pursuant to this Agreement (without Acquiror retaining copies thereof) and copies of any reports or studies conducted by or at the direction of Acquiror and in its possession and (ii) if such termination occurs prior to the First Closing Date, promptly pay to Seller the Due Diligence Deposit, less any Transaction Costs incurred by Acquiror in connection with the Due Diligence Review.

            Section 7.06. Seller's Default. If Seller fails to convey the Non-ALSF Shares on the First Closing Date or the ASL Financing Shares on the Second Closing Date and Acquiror is ready, willing and able to purchase such Shares hereunder, in each case in accordance with the terms hereof, then Acquiror shall have the right to treat this Agreement as having been breached by Seller, in which event, Acquiror's sole and exclusive remedies on account of such breach shall be (i) the right to terminate this Agreement by written notice to Seller or Seller's attorney and to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by Acquiror and its Affiliates or (ii) the right to sue Seller for damages and/or specific performance of this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            Section 8.01. Indemnification by Seller. (a) Subject to the Tax Matters Agreement, and Sections 8.01(b), 8.03, 8.04, 8.06, 8.07 and 10.01,
Seller shall indemnify, defend and hold harmless Acquiror and its Affiliates (including, without limitation, each of the Companies) and Representatives (collectively, the "Acquiror Indemnified Parties") against, and reimburse each Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in the certificate referred to in
      Section 6.02(a)(iii) (other than any inaccuracy of any representation or warranty made by Seller in Section 3.19, which is covered by the Tax Matters Agreement);

                  (ii) any failure by Seller to perform or comply with any of its covenants or agreements contained in this Agreement;

                  (iii) any Environmental Claim relating to Acquired Real Property Assets or the Acquired Personal Property Assets arising out of actions, omissions, events or facts occurring on or prior to the applicable Closing Date or to the treatment, storage, recycling or Release at any property to which Hazardous Material was transported from any Acquired Real Property Asset on or prior to applicable Closing Date, including the matters described in Schedule 3.11;

                  (iv) any Third Party Claim arising out of actions, omissions, events or facts occurring on or prior to applicable Closing Date relating to the assets (including the Acquired Personal Property Assets), properties (including the Acquired Real Property Assets) or business of Seller and its Affiliates (including the Companies), including the Actions and matters described in Schedules 3.08 and 3.24(e);

                  (v) any Excluded Assets and any Excluded Liabilities; and

                  (vi) any fees and expenses payable to attorneys, consultants or accountants retained or hired by or on behalf of Seller, the Companies and their respective Affiliates and Representatives in connection with the transactions contemplated by the Transaction Agreements.

            (b) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for:

                  (i) any Losses pursuant to Section 8.01(a)(i) (other than Losses arising solely as a result of or in connection with the inaccuracy or breach of any representation or warranty made by Seller in Sections 3.01, 3.02, 3.03 or 3.21, as to which this Section 8.01(b) shall not apply) with respect to any claim for inaccuracy or breach of representation if (1) any officer of Acquiror obtained actual knowledge on or before the date of the Original Stock Purchase Agreement that such representation was not true and correct or (2) any officer of Acquiror obtained actual knowledge (whether during due diligence, by notice from Seller, or otherwise) that such representation was not true and correct after the date of the Original Stock Purchase Agreement but before the applicable Closing Date, unless on or before the applicable Closing Date (x) Acquiror shall have notified Seller in writing, providing reasonable detail, of such inaccuracy or breach and (y) Seller shall have agreed prior to the applicable Closing that Acquiror shall not be obligated to close the transactions contemplated by this Agreement (it being understood that if Acquiror thereafter elects not to so close, this Agreement shall automatically terminate and no party hereto shall have the right to sue any other party hereto or any Releasee for damages and/or specific performance of this Agreement); provided, that Seller shall have the burden of proof with respect to clauses (1) and (2) above; or

                  (ii) any Losses pursuant to Section 8.01(a)(i) and (iv) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), (A) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $25,000 and (B) until the aggregate amount of all Losses of the Acquiror Indemnified Parties exceeds $650,000, after which Seller shall be liable for all Losses of the Acquiror Indemnified Parties, including such $650,000; provided, however, that this clause (ii) shall not apply to any Third Party Claim relating to or arising out of the operation of the senior living business conducted by Seller and its Affiliates and including, prior to the applicable Closing Date, by the Companies (the "Seller Operations").

            (c) The cumulative aggregate indemnification obligation of Seller under Sections 8.01(a)(i), 8.01(a)(iii) and 8.01(a)(iv) shall in no event exceed $25,000,000 in the aggregate; provided, however, that the foregoing limitation shall not apply to any Third Party Claim relating to or arising out of the Seller Operations.

            (d) For purposes of this Article VIII and for purposes of determining whether Acquiror Indemnified Parties are entitled to indemnification from Seller pursuant to Sections 8.01(a)(i) and 8.01(b) hereof, any breach of or inaccuracy in any representation or warranty (other than any representation or warranty contained in Sections 3.06, 3.07 and 3.18 and the first sentence of
Section 3.14, as to which this Section 8.01(d) shall not apply) of Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material," "materially," "materiality," "Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

            Section 8.02. Indemnification by Acquiror. (a) Subject to Sections 8.02(b), 8.03, 8.04, 8.06, 8.07 and 10.01, Acquiror shall indemnify, defend and hold harmless Seller and their respective Affiliates (but not any of the Companies) and Representatives (collectively, the "Seller Indemnified Parties") against, and reimburse each Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) any inaccuracy of any representation or warranty made by Acquiror in this Agreement or in the certificate referred to in Section 6.01(a)(iii);

                  (ii) any failure by Acquiror to perform or comply with any of its covenants or agreements contained in this Agreement; and

                  (iii) any Third Party Claim to the extent relating to or arising out of any injury or death of any person or any property damage inflicted by any Representatives of Acquiror during any entry on or inspection of the Real Property Assets, including any invasive testing, performed by or on behalf of Acquiror pursuant to Section 2.08(c), but excluding any claims arising from (i) property damage arising from discovery of an existing condition during such inspection or testing and
      (ii) the presence of groundwater monitoring wells, which at Seller's option, Acquiror will either cause to be filled and abandoned in accordance with applicable Law or left intact and functional.

            (b) Notwithstanding any other provision to the contrary, Acquiror shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 8.02(a)(i) (other than Losses arising out of, resulting from, relating to or in connection with the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, 4.02, or 4.08, as to which this Section 8.02(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $25,000 and (ii) until the aggregate amount of all Losses of the Seller Indemnified Parties exceeds $650,000, after which Acquiror shall be liable for all Losses of the Seller Indemnified Parties, including such $650,000. The cumulative aggregate indemnification obligation of the Acquiror under Sections 8.02(a)(i) and 8.02(a)(iii) shall in no event exceed $25,000,000 in the aggregate.

            (c) For purposes of this Article VIII and for purposes of determining whether Seller Indemnified Parties are entitled to indemnification from Acquiror pursuant to Sections 8.02(a)(i) and 8.02(b), any breach of or inaccuracy in any representation or warranty (other than any representation or warranty contained in the last sentence of Section 4.07 as to which this Section 8.02(c) shall not apply) of Acquiror shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material," "materially," "materiality," or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

            Section 8.03. Notification of Third Party Claims. (a) A Person that may be entitled to be indemnified under this Agreement (the "Indemnified Party"), shall promptly notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a "Third Party Claim"), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided,

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

however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that (i) notices for claims in respect of an inaccuracy or breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation or warranty and (ii) notices for claims in respect of a breach or failure to perform any covenant or agreement must be delivered prior to the date that is six months after the last day of the effective period of such covenant or agreement; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in writing of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding the passing of such applicable date.

            (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.03(a), and subject to Section 8.03(e), the Indemnifying Party may, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such claim, assume the defense and control of any Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence. To the extent the principal remedy sought in any Third Party Claim is equitable relief, the Indemnifying Party shall consult with the Indemnified Party as to the selection of counsel to defend such Third Party Claim. Seller or Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate in good faith with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that the Indemnified Party shall not withhold its consent if such settlement or judgment involves solely the payment of money without any finding or admission of any violation of Law or admission of any wrongdoing and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and (ii) obtain, as a condition of any settlement or judgment, a complete and unconditional release of each relevant Indemnified Party from any and all liability in respect of such Third Party Claim.

            (c) If any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice, whether the Indemnifying Party disputes its liability to the Indemnified Party under this
Article VIII. If the Indemnifying Party does not so notify the Indemnified Party that it disputes such liability, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 8.01(b), if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the

Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 10.11.

            (d) If an Indemnified Party determines in good faith that it is reasonably likely that a Third Party Claim would materially adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement (including with respect to remediation of any environmental matters), the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim with its own counsel and at its own expense, provided, however, that the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its written consent.

            (e) Notwithstanding the foregoing, no Indemnifying Party shall have any liability under this Article VIII for any Losses arising out of or relating to any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

            Section 8.04. Payment; Interest on Payment. In the event an Action for indemnification under this Article VIII shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party, on demand in immediately available funds. An Action and the liability for and amount of Losses, shall be deemed to be "finally determined" for purposes of this Article VIII when the parties to such Action have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order with respect thereto shall have been entered. Any amounts not paid when due pursuant to this Article VIII shall bear interest from the date thereof until the date paid at a rate equal to the rate publicly announced from time to time by Citibank, N.A. as its prime or base rate. Nothing in this Section 8.04 shall operate to bar an Indemnified Party from seeking and (where appropriate) obtaining interest on any claim to the extent ordered by a court adjudicating any Action brought by the Indemnified Party against an Indemnifying Party.

            Section 8.05. Exclusive Remedies. Each of Seller and Acquiror acknowledges and agrees that, (a) prior to the First Closing or the Second Closing, as applicable, other than in the case of actual fraud by the other, the sole and exclusive remedy of such party for any inaccuracy of any representation or warranty contained in this Agreement to be made at such Closing shall be refusal to close the purchase and sale of Shares to be acquired at such Closing and (b) following the First Closing or the Second Closing, as applicable, other than in the case of actual fraud by the other or any of its respective Affiliates or Representatives, the indemnification provisions of this Article VIII and, with respect to Taxes, the Tax Matters Agreement, shall be the sole and exclusive remedies for any inaccuracy of the representations or warranties contained in this Agreement to be made at such Closing and for any failure to perform or comply with any covenants or agreements that, by their terms, were to have been performed or complied with prior to such Closing. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall have any liability under this Agreement for Losses related to Taxes, which Losses shall be governed exclusively by the Tax Matters Agreement.

            Section 8.06. Additional Indemnification Provisions. (a) Seller and Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that, with respect to each indemnification obligation in this Agreement, (i) all Losses shall be net of any Eligible Insurance Proceeds (as set forth in subsection (e) below) and (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any punitive, incidental, special, indirect or consequential damages, except to the extent that the Indemnified Party pays punitive, incidental, special, indirect or consequential damages to a third party in respect of a Third Party Claim.

            (b) Any amount payable by an Indemnifying Party pursuant to this
Article VIII shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds or Retained Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person, any amount in respect of any Loss for which such Indemnified Party has actually been reimbursed by an Indemnifying Party pursuant to this Article VIII (other than Retained Insurance Proceeds), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such Loss and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

            (c) Seller and Acquiror shall treat any indemnification payment made under this Agreement as an adjustment to the Final Purchase Price.

            (d) All payments required to be made by an Indemnifying Party under this Article VIII to any Indemnified Party shall be without set-off, counterclaim or deduction of any kind.

            (e) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (each, an "Insurance Policy"), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a "Notice of Insurance"). If the Indemnifying Party so requests within 30 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event (i) all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered "Eligible Insurance Proceeds" and (ii) the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection and the amount of any prospective or retroactive increase in premiums actually paid by the Indemnified Party under the Insurance Policy (as such increased premiums are incurred) directly related to the payment of Eligible Insurance Proceeds for such Loss for three years following the next renewal of such Insurance Policy. If the Indemnifying Party does not request that the Indemnified Party seek coverage of any portion of such Loss under the Insurance Policy within 30 days after receipt of a Notice of Insurance, (i) any proceeds that the Indemnified Party may receive thereunder shall be considered "Retained Insurance Proceeds" and (ii) the Indemnifying Party shall have no liability for any premium increases thereunder relating to the collection of such Retained Insurance Proceeds.

            (f) If the indemnification provided for in Subsections 8.01(a)(i) and 8.02(a)(i) with respect to Losses relating to any inaccuracy of any representation or warranty contained in Sections 3.26 and 4.09 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Acquiror Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, from the sale of the shares of common stock of Acquiror in the Private Placement and the use of the proceeds of the Private Placement or (ii) if the allocation provided by clause
(i) above is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Acquiror Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Companies, Seller or Acquiror and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

            (g) Notwithstanding anything to the contrary in this Article VIII, to the extent that the Indemnified Party or an Affiliate realizes an actual Tax benefit as a result of the event giving rise to the indemnity payment hereunder (such as, by way of example but not limitation, a Tax savings resulting from the payment of an indemnified amount that is deductible by the Indemnified Party, in a case in which the indemnity payment itself does not give rise to gross income for Tax purposes), the Indemnified Party shall promptly rebate to the Indemnifying Party the amount of such Tax benefit.

            Section 8.07. Mitigation of Losses. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. The Indemnifying Party shall not be liable for Losses hereunder to the extent that such Losses resulted solely from the Indemnified Party's failure to mitigate its Losses in accordance with the preceding sentence.

            Section 8.08. No Recourse to Controlling Persons of Seller. Each of Acquiror and its respective existing and future Affiliates (collectively, the "Releasing Parties") does hereby absolutely release and discharge, effective as of each Closing, each of (i) FEBC-ALT Investors LLC, Emeritus Corporation, NW Select LLC, their respective existing and future Affiliates (other than Seller and its Subsidiaries) and their respective existing and future officers and directors and (ii) the existing and future officers and directors of Seller and its Subsidiaries (collectively, the "Releasees") from any and all Losses which any of the Releasing Parties ever had or now has or have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever to the extent arising from, in connection with, related to or as a result of (a) the matters addressed in this Agreement with respect to such Closing and the other Transaction Agreements applicable to such Closing, (b) the Private Placement and (c) any action or inaction of any of the Releasees relating to or associated with the foregoing, in each case, relating to any period from the beginning of the world to the end of time, regardless of when brought; provided, however, such release and discharge shall not release or discharge (i) any

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

Releasee from any Losses to the extent arising from, in connection with, related to or as a result of any fraud, gross negligence or willful misconduct by or on behalf such Releasee and (ii) the Selling Parties and their respective successors and assigns from any of their respective obligations under the Transaction Agreements, including the obligations of Seller under this Article VIII.

                                   ARTICLE IX

                 CASUALTY AND CONDEMNATION OF THE REAL PROPERTY

            Section 9.01. Casualty. (a) If, on or prior to the Closing with respect to a Real Property Asset, all or a "material part" (as defined below) of such Real Property Asset shall be damaged or destroyed by fire or other casualty (a "casualty event"), then, in any such event, Acquiror may, at its option, either (i) elect to exclude such Real Property Asset from the transactions contemplated by this Agreement, whereupon such Real Property Asset shall be deemed to be an Excluded Real Property Asset, the Non-ALSF Purchase Price and the ALSF Purchase Price, as applicable, shall be reduced by the amount of net insurance proceeds actually received, or the amount of insurance proceeds Seller and Acquiror reasonably estimate should be received with respect to such Excluded Real Property Asset and Seller and Acquiror shall be released of all obligations and liabilities of whatsoever nature in connection with such Excluded Real Property Asset (other than Seller's obligations to cause such asset to be transferred or distributed in accordance with Section 5.08 and Seller's indemnification obligations hereunder in respect of Excluded Assets), or (ii) proceed to close the transactions contemplated by this Agreement, in which event all of the provisions of Subsections 9.01(b)(i) and 9.01(b)(ii) below shall apply. If a Real Property Asset is elected to be treated as an Excluded Real Property Asset pursuant to clause (i) of this Section 9.01(a), then Seller shall use all reasonable commercial efforts to cause such Excluded Real Property Asset to be transferred from the applicable Company prior to the applicable Closing Date. If Acquiror shall fail to make an election pursuant to this Section 9.01(a) prior to the earlier of (A) thirty (30) days after Acquiror's receipt of written notice of the applicable casualty event from Seller and (B) the applicable Closing Date, then Acquiror shall be deemed to have made an election pursuant to clause (ii) of this Section 9.01(a).

            (b) If, on or prior to the Closing with respect to a Real Property Asset, less than a material part of such Real Property Asset shall be damaged or destroyed by a casualty event, Acquiror shall nevertheless consummate the transactions contemplated herein pursuant to all the terms and conditions of this Agreement (without any adjustment to the Non-ALSF Purchase Price and the ALSF Purchase Price, as applicable, except as otherwise set forth herein) with respect to such damaged Real Property Asset, subject to the following: (i) Seller shall not (x) adjust and settle any insurance claims with respect to such damaged Real Property Asset, or (y) enter into any construction or other contract for the repair or restoration of such damaged Real Property Asset, in each case, without Acquiror's prior written consent (except no such consent shall be necessary to repair or restore any emergency or hazardous condition at such damaged Real Property Asset), which consent shall not be unreasonably withheld or delayed, and (ii) at the applicable Closing, Seller shall (1) pay over to Acquiror the amount of any insurance proceeds, to the extent collected by Seller in connection with such casualty event, less the amount of the actual and reasonable unreimbursed expenses incurred by Seller in connection with collecting such proceeds and making any repairs to the applicable Real Property Asset occasioned by such casualty event pursuant to any contract (provided that such contract was reasonably approved by Acquiror as required by this Section) and (2) assign to Acquiror in form reasonably satisfactory to Acquiror all of Seller's right, title and interest in and to any insurance proceeds that are uncollected at the time of the applicable Closing and that may be paid in respect of such casualty event. Seller shall reasonably cooperate with Acquiror in the collection of such proceeds, which obligation shall survive the applicable Closing. To the extent that insurance proceeds are paid over to Acquiror with respect to any damage to an Acquired Real Property Asset pursuant to clause (ii) of this Section 9.01(b), Acquiror shall use reasonable commercial efforts to cause such damage to be repaired; provided, however, that the foregoing shall not require Acquiror to expend any funds in excess of such insurance proceeds actually received by Acquiror in respect of such damage pursuant to clause (ii) of this Section 9.01(b).

            For the purpose of this Section, the phrase a "material part" of a Real Property Asset shall mean a portion of such Real Property Asset the cost of repair or restoration of such portion is estimated by a reputable contractor selected by Seller and reasonably satisfactory to Acquiror, to be in excess of five percent (5%) of the Allocable Portion relating to such Real Property Asset.

            (c) If, prior to a Closing with respect to a Real Property Asset, such Real Property Asset or any portion thereof shall be damaged or destroyed by a casualty event, Seller shall promptly give Acquiror written notice of such event, including information in reasonable detail regarding the extent of the damage to such Real Property Asset or portion thereof.

            Section 9.02. Condemnation Pending Closing. If, prior to a Closing with respect to a Real Property Asset, condemnation or eminent domain proceedings shall be commenced by any competent public authority against such Real Property Asset or any portion thereof, Seller shall promptly give Acquiror written notice thereof. After notice of the commencement of any such proceedings (from Seller or otherwise) and in the event that the taking of such Real Property Asset pursuant to such proceedings would constitute a "Material Taking" (hereinafter defined), Acquiror shall have the right (i) to accept title to such Real Property Asset subject to such proceedings, whereupon any award payable to Seller shall be paid to Acquiror and Seller shall deliver to Acquiror at the applicable Closing all assignments and other documents reasonably requested by Acquiror to vest such award in Acquiror, or (ii) elect to exclude such Real Property Asset from the transactions contemplated by this Agreement, whereupon such Real Property Asset shall be deemed to be an Excluded Real Property Asset, the Non-ALSF Purchase Price and the ALSF Purchase Price, as applicable, shall be reduced by the amount of net condemnation awards actually received, or the amount of condemnation awards Seller and Acquiror reasonably estimate should be received with respect to such Excluded Real Property Asset and Seller and Acquiror shall be released of all obligations and liabilities of whatsoever nature in connection with such Excluded Real Property Asset (other than Seller's obligations to cause such asset to be transferred or distributed in accordance with Section 5.08 and Seller's indemnification obligations hereunder in respect of Excluded Assets). For the purposes of Section 9.01(a), a taking shall be deemed to be a "Material Taking" with respect to any Real Property Asset if such taking materially and adversely affects access to such Real Property Asset, or leaves a remaining balance of such Real Property Asset which may not be economically operated for the purpose for which the Real Property Asset was operated prior to such taking, or if in the reasonable estimation of an appraiser selected by Seller, subject to Acquiror's reasonable approval, the taking would result in a claim for condemnation proceeds equal to or in excess of five percent (5%) of the Allocable Portion of the Non-ALSF Purchase Price and the ALSF Purchase Price, as applicable. If a Real Property Asset is elected to be treated as an Excluded Real Property Asset pursuant to clause (ii) of Section 9.01(a), then Seller shall use all reasonable commercial efforts to cause such Excluded Real Property Asset to be transferred from the Company prior to the applicable Closing Date. If Acquiror shall fail to make an election pursuant to this
Section 9.02 prior to the earlier of (A) thirty (30) days after Acquiror's receipt of written notice of the applicable proceedings from Seller and (B) the applicable Closing Date or if a taking of any Real Property Asset in any proceedings would not constitute a Material Taking, then Acquiror shall be deemed to have made an election pursuant to clause (i) of this Section 9.02.

                                   ARTICLE X

                               GENERAL PROVISIONS

            Section 10.01. Survival. Notwithstanding the First Closing or the ALSF Closing hereunder, (x) the representations and warranties of Seller and Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the applicable Closing Date on which such representations and warranties were made, at which time such representations and warranties shall terminate and expire (and no claims shall be made for indemnification under Sections 8.01 or 8.02 after such termination and expiration); provided, however, that (i) the representations and warranties made in the sixth sentence of Section 3.03 shall survive the applicable Closing indefinitely, (ii) the representations and warranties made in Sections 3.01, 3.02, 3.03 (other than the sixth sentence of Section 3.03), 3.13, 3.19, 3.20,
4.01 and 4.02 shall survive until the expiration of the applicable statute of limitations and (y) the covenants and agreements of Seller and Acquiror contained in or made pursuant to this Agreement shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

            Section 10.02. Expenses; Transaction Costs. Except as may be otherwise specified in this Agreement (including the $1,000,000 limitations on certain Transaction Costs as provided in Section 5.05(c)), all Transaction Costs shall be paid by Seller, except that all cost and expenses incurred by the Companies and payable to a third party (x) in connection with obtaining any third-party consent or approval required to be obtained as a condition to any party's obligations under this Agreement or (y) consisting of legal, accounting, consulting, actuarial or other professional fees or disbursements, shall be reimbursed by Seller to the Companies, as applicable, prior to the applicable Closing. No later than three (3) Business Days prior to the applicable Closing Date, Seller shall prepare and deliver to Acquiror a written notice setting forth the amount of Transaction Costs to be included in the Non-ALSF Purchase Price and the ALSF Purchase Price, as applicable, pursuant to Section 2.03, which amount shall increase the Allocable Portions, and be added to the Lease Basis (as defined in the form of Property Leases) under the Property Leases in the manner and amounts designated by Acquiror; provided, however, that the aggregate amount to be included in the Non-ALSF Purchase Price and the ALSF Purchase Price, and added to the Allocable Portions and Lease Basis under this

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

Section 10.02 shall in no event exceed $6,325,000 (the "Maximum Capitalized Amount"). Notwithstanding anything in this Agreement to the contrary, all out-of-pocket costs and expenses incurred by Seller and any of the Companies relating to Amendment No.1 (the "Amendment Costs") shall be paid by Acquiror in immediately available funds to the Seller at each Closing. No Amendment Costs are deemed to be included in the Non-ALSF Purchase Price, the ALSF Purchase Price or the Final Purchase Price.

            Section 10.03. Notices. All notices, requests, claims, demands and other communications required or permitted under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

                  (i) if to Seller:

                       Alterra HealthCare Corporation
                       c/o Fortress Investment Group LLC
                       1251 Avenue of the Americas, 16th Floor
                       New York, New York  10020
                       Attention: Mr. Randal A. Nardone
                       Facsimile: (212) 798-6120

                       with a copy to:

                       Alterra Healthcare Corporation
                       6737 W. Washington Street, Suite 2300
                       Milwaukee, WI  53214
                       Attention: Mr. Mark W. Ohlendorf
                       Facsimile: (414) 918-5055

                       and

                       Skadden Arps Slate Meagher & Flom LLP
                       Four Times Square
                       New York, New York  10036
                       Attention: Joseph A. Coco, Esq.
                       Facsimile: (212) 735-2000

                       and

                       Rogers & Hardin LLP
                       229 Peachtree Street
                       2700 International Tower
                       Atlanta, GA 30303

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

                       Attention: Alan C. Leet, Esq.
                       Facsimile: (404) 525-2224

                  (ii) if to Acquiror:

                       Provident Senior Living Trust
                       600 College Road East, Suite 3400
                       Princeton, NJ  08540
                       Attention: Darryl W. Copeland, Jr.
                                  Saul A. Behar
                       Facsimile: (609) 720-0826

                       with a copy to:

                       Sidley Austin Brown & Wood LLP
                       787 Seventh Avenue
                       New York, New York  10019
                       Attention: Robert L. Golub, Esq.
                       Facsimile: (212) 839-5599

            Section 10.04. Public Announcements. Except as may be required by Law or Applicable Securities Rules, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other parties, and prior to any announcement the parties shall cooperate as to the timing and contents of any such announcement. Prior to each Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Companies without first obtaining the prior written approval of the other party, which approval will not be unreasonably withheld. Notwithstanding the foregoing, Seller acknowledges that Acquiror is a newly-formed real estate investment trust which is in the process of preparing to implement the Private Placement and, subject to Sections 5.04(a), 5.11 and 5.12, may disclose the transactions contemplated hereunder in offering materials or governmental filings in connection with any securities offerings or as required under Applicable Securities Rules ("REIT Disclosure"), and any such REIT Disclosure shall be permitted to be made by Acquiror and its Representatives regardless of the provisions of this Section 10.04.

            Section 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

            Section 10.06. Entire Agreement. Except as otherwise expressly provided in the this Agreement, or as otherwise expressly agreed in writing by the parties, this Agreement constitutes the entire agreement of Seller and Acquiror and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of Seller and/or its Affiliates, on the one hand, and Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.

            Section 10.07. Assignment. This Agreement shall not be assigned by any party hereto, except that Acquiror may assign any or all of its rights (but not its obligations) hereunder to one or more Affiliates of Acquiror designated in a written notice delivered by Acquiror to Seller at least three (3) Business Days prior to the applicable Closing; provided, however, that no such assignment by Acquiror shall (x) release Acquiror from any liability or obligation under this Agreement or (y) be permissible if it could reasonably be expected to delay, hinder or jeopardize the consummation of any transactions contemplated by this Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Seller and Acquiror and their permitted successors and assigns.

            Section 10.08. No Third-Party Beneficiaries. Except as provided in
Article VIII with respect to Seller Indemnified Parties, Acquiror Indemnified Parties and the Releasees, this Agreement is for the sole benefit of the parties to this Agreement and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 10.09. Amendment. No provision of this Agreement may be amended, waived or modified except by a written instrument signed by all the parties to such agreement.

            Section 10.10. Disclosure Schedules. Any disclosure with respect to a Schedule shall be deemed to be disclosed for other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure; provided, however, that no representation or warranty contained in this Agreement shall be deemed to be modified or qualified by any disclosure set forth in the Schedules, if, by its terms, such representation or qualification is incapable of being modified or qualified by any disclosure set forth in the Schedules. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

            Section 10.11. Governing Law; Submission to Jurisdiction; Waivers. THIS AGREEMENT AND EACH OTHER TRANSACTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE

GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF SELLER AND ACQUIROR AGREES IRREVOCABLY AND UNCONDITIONALLY TO:

            (a) submit for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;

            (b) consent that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT;

            (d) agree that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.03; and

            (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

            Section 10.12. Specific Performance. Seller acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, Acquiror would not have an adequate remedy at law for money damages in the event that transactions contemplated by this Agreement shall not have been performed in accordance with its terms, and therefore agree that Acquiror shall be entitled to specific performance of the terms hereof and any other similar equitable remedy to which Acquiror may be entitled.

            Section 10.13. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;
(b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to "$" shall mean U.S. dollars; (d) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation," unless otherwise specified;
(e) the word "or" shall not be exclusive; (f) references to "insurance policy" shall include all related riders and amendments; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (i) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

            Section 10.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, Seller and Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

                                      ALTERRA HEALTHCARE CORPORATION,
                                      a Delaware corporation

                                      By: /s/ Kristin A. Ferge
                                          _____________________________________
                                          Name: Kristin A. Ferge
                                          Title: VP

                                      PROVIDENT SENIOR LIVING TRUST,
                                      a Maryland real estate investment trust

                                      By: /s/ Saul A. Behar
                                          _____________________________________
                                          Name: Saul A. Behar
                                          Title: Senior Vice President

                               TABLE OF EXHIBITS

Exhibit A   Definitions

Exhibit B   Form of Property Lease

Exhibit C   Form of Agreement Regarding Leases

Exhibit D   Form of Lease Guaranty

Exhibit E   Form of Guaranty of Agreement Regarding Leases

                               TABLE OF SCHEDULES

Schedule 1-A      ALS Venture Real Property Assets; Winston-Salem Real Property Asset

Schedule 1-B      ALS West Real Property Assets

Schedule 1-C      AHC Borrower Real Property Assets

Schedule 1-D      ALS Financing Real Property Assets

Schedule 1-E      Lynnwood Real Property Assets; FDL Real Property Assets

Schedule 2.03     Real Property Assets; Allocable Portion

Schedule 2.04(d)  Specified Liabilities

Schedule 3.03(a)  Authorized Capital Stock of Companies

Schedule 3.04     Seller Required Third Party Consents

Schedule 3.06(a)  Financial Statements

Schedule 3.06(c)  Operating Statements

Schedule 3.07     Absence of Certain Changes

Schedule 3.08     Existing Litigation Matters

Schedule 3.09     Governmental Orders

Schedule 3.10(b)  Material Permits

Schedule 3.11     Environmental Matters

Schedule 3.12(a)  Material Contracts

Schedule 3.12(b)  Exceptions to Material Contracts

Schedule 3.13(a)  Employee Benefits

Schedule 3.14     Acquired Personal Property Assets

Schedule 3.15     Real Property Assets

Schedule 3.16     Ground Leased Assets

Schedule 3.17     Insurance

Schedule 3.18     Existing Mortgages

Schedule 3.19(a)  Tax Returns

Schedule 3.19(c)  Tax Audits

Schedule 3.22     Regulatory Filings

Schedule 3.23     Certificates of Need or Provider Agreements

Schedule 3.24(a)  Operator Licenses

Schedule 3.24(c)  Operator Reports

Schedule 3.24(d)  Violations

Schedule 3.24(e)  Facility Violations

Schedule 3.24(f)  Recoupment

Schedule 3.24(h)  Real Property Asset Regulation

Schedule 3.26     Offering Memorandum

Schedule 4.04     Consents and Approvals

Schedule 5.10(a)  Existing Mortgage Lender Consents

                                                                       EXHIBIT A

                                   DEFINITIONS

            "Accrued Expenses" shall have the meaning set forth in Section 2.04(a).

            "Acquired Companies" means the Companies acquired by Acquiror pursuant to this Agreement at the Closings.

            "Acquired Personal Property Assets" means all property and assets, other than real property and fixtures appurtenant thereto, located on the Real Property Assets beneficially owned by each of the Acquired Companies and used in the conduct of their respective businesses, other than Excluded Items (as defined in the form of Property Lease)

            "Acquired Real Property Assets" means the Real Property Assets, other than any Excluded Real Property Assets.

            "Acquiror" shall have the meaning set forth in the introductory paragraph.

            "Acquiror Securities" means 1,500,000 common shares of beneficial interest of Acquiror.

            "Acquiror Cap Ex Report" shall have the meaning set forth in Section 2.09(a).

            "Acquiror Indemnified Parties" shall have the meaning set forth in
Section 8.01(a).

            "Action" means any civil, criminal or administrative action, suit, demand, claim, arbitration, hearing, litigation, dispute or other proceeding or investigation by or before any Governmental Authority or arbitrator.

            "Additional Insurance Costs" shall have the meaning set forth in
Section 5.05(c).

            "Additional Real Property Assets" means those parcels of real property, together with the improvements thereon, listed on Schedule 1-E.

            "Affiliate" means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, Seller shall not be deemed an Affiliate of Acquiror nor, after the Closing, of any of the Companies.

            "Agreement" means this Amended and Restated Stock Purchase Agreement, dated as of the date first set forth above, by and between Seller and Acquiror, including the Schedules and the Exhibits, and all amendments to such agreement made in accordance with Section 10.09.

            "Agreement Regarding Leases" means the Agreement Regarding Leases between the Tenant Holding Company, Manager and Acquiror, substantially in the form of Exhibit C.

            "AHC Borrower" shall have the meaning set forth in the recitals hereof.

            "AHC Borrower Shares" shall have the meaning set forth in the recitals hereof.

            "Allocable Portion" shall have the meaning set forth in Section
2.03.

            "ALS Financing" shall have the meaning set forth in the recitals hereof.

            "ALS Financing Shares" shall have the meaning set forth in the recitals hereof.

            "ALS Venture" shall have the meaning set forth in the recitals hereof.

            "ALS Venture Shares" shall have the meaning set forth in the recitals hereof.

            "ALS West" shall have the meaning set forth in the recitals hereof.

            "ALS West Shares" shall have the meaning set forth in the recitals hereof.

            "ALSF Assets" shall have the meaning set forth in Section 5.10(b).

            "ALSF Base Purchase Price" shall have the meaning set forth in
Section 2.03(b).

            "ALSF Cap" shall have the meaning set forth in Section 5.05(c).

            "ALSF Closing Adjustments" shall have the meaning set forth in
Section 2.03(b).

            "ALSF Consent" shall have the meaning set forth in Section 5.05(c).

            "ALSF Costs" shall have the meaning set forth in Section 6.01(c).

            "ALSF Final Purchase Price" shall have the meaning set forth in
Section 2.03(b).

            "ALSF Purchase Price" shall have the meaning set forth in Section 2.03(b).

            "Amended Stock Purchase Agreement" shall have the meaning set forth in the recitals hereof.

            "Amendment Costs" has the meaning specified in Section 10.02.

            "Applicable Securities Rules" shall have the meaning set forth in
Section 4.09.

            "Assumed Mortgage Debt" means the Existing Mortgages listed on
Schedule 3.18 relating to the Acquired Real Property Assets.

            "Base Purchase Price" shall have the meaning set forth in Section 2.03(b).

            "Benefit Plans" shall have the meaning set forth in Section 3.13(a).

            "Brookdale Agreement" has the meaning specified in Section 7.01(f).

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

            "Cap Ex Reserve Shortfall" shall have the meaning set forth in
Section 2.09(a).

            "Capital Stock" means capital stock of or other type of ownership interest in, as applicable, a Person, whether preferred, common or otherwise and whether or not carrying any voting rights.

            "casualty event" shall have the meaning set forth in Section
9.01(a).

            "Certificate of Need" shall have the meaning set forth in Section 3.23.

            "Closing" and "Closings" shall have the meanings set forth in
Section 2.02(b).

            "Closing Date" and "Closing Dates" shall have the meaning set forth in Section 2.02(b).

            "Closing Statement" shall have the meaning set forth in Section 2.06(d).

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Companies" or "Company" shall have the meaning set forth in the recitals hereof.

            "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that, any time on or before the Closing Date, includes or has included any of the Companies or any predecessor of or successor to any Company (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any of the Companies or any predecessor of or successor to the Companies (or another such predecessor or successor).

            "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled by", "under common Control with" and "Controlling" shall have correlative meanings.

            "Debt Financing" has the meaning specified in Section 4.06.

            "Disposed Securities" has the meaning specified in Section 2.05(b).

            "Due Diligence Deposit" shall have the meaning set forth in Section 2.05.

            "Due Diligence Expiration Date" shall have the meaning set forth in
Section 2.08(b).

            "Due Diligence Review" shall have the meaning set forth in Section 2.05.

            "Eligible Insurance Proceeds" shall have the meaning set forth in
Section 8.06(e).

            "Environmental Claim" means any Action or Governmental Order, including any Third Party Claim, or any Action required pursuant to any Environmental Law, arising (i) pursuant to, or in connection with, any actual or alleged requirement or violation of any Environmental Law, (ii) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material, (iii) from any abatement, removal, cleanup, corrective or other response action in connection with any Hazardous Material, Environmental Law or other directive of any Governmental Authority, or (iv) from any actual or alleged damage, loss, injury, threat or harm to the environment.

            "Environmental Law" means any Law relating to pollution or protection of the indoor or outdoor environment, including a Release or the use, handling, transportation, treatment or storage of Hazardous Materials.

            "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

            "Environmental Property Transfer Law" means any Law that requires any notification or disclosure to any Person of environmental conditions in connection with the sale of stock, or the transfer, sale, lease or closure of any property or the transfer of any ownership interest in any Person which owns property.

            "Equity Shares" means shares of or other ownership interests in Capital Stock.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall have the meaning set forth in Section
3.13(e).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

            "Excluded Assets" means all of the assets and properties of the Companies other than the Acquired Real Property Assets and the Acquired Personal Property Assets.

            "Excluded Liabilities" means all of the liabilities and obligations of the Companies of a type required to be reflected or reserved on a balance sheet prepared in accordance with GAAP, other than the Assumed Mortgage Debt in respect of each Acquired Real Property Asset and. with respect to the Acquired Personal Property Assets and the Acquired Real Property Assets, the Permitted Liens, but shall not include any Specified Liabilities.

            "Excluded Real Property Assets " means any Real Property Assets excluded from the transactions contemplated herein in accordance with Section 5.10(b) and Article IX.

            "Excluded Real Property Basis Adjustment" means, with respect to any Excluded Real Property Assets that are excluded pursuant to Article IX, the product of (i) the quotient of (x) the amount of any net insurance proceeds or net condemnation awards actually received, or the amount of insurance proceeds or condemnation awards Seller and Acquiror reasonably estimate should be received and not used or to be made available for the purposes of restoration, divided by (y) the Allocable Portion before giving effect to any adjustment, multiplied by (ii) the Allocable Portion before giving effect to any adjustment.

            "Existing Litigation Matters" shall have the meaning set forth in
Section 3.08.

            "Existing Mortgages" shall have the meaning set forth in Section
3.18.

            "Existing Mortgage Lenders" shall mean the holders from time to time of the Existing Mortgages.

            "Extended Outside Date" shall have the meaning set forth in Section 7.01(b).

            "FDL Real Property Asset" shall have the meaning set forth in the recitals hereof.

            "Final Purchase Price" shall have the meaning set forth in Section 2.03(b).

            "Financial Statements" shall have the meaning set forth in Section 3.06(a).

            "First Closing" shall have the meaning set forth in Section 2.02(a).

            "First Closing Date" shall have the meaning set forth in Section 2.02(a).

            "GAAP" means generally accepted accounting principles consistently applied in the United States.

            "Governmental Approval" shall have the meaning set forth in Section 3.05.

            "Governmental Authority" means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Ground Leased Asset" shall have the meaning set forth in Section 3.16.

            "Guaranty of Agreement Regarding Leases" shall mean that certain Guaranty of Agreement Regarding Leases by Seller in favor of Property Owners Holding Company with respect to Tenant Holding Company's obligations under the Agreement Regarding Leases, and is substantially in the form of Exhibit E.

            "Hazardous Materials" means any substance that (i) is or will foreseeably be regulated by or defined by any Environmental Law, including any substance which is defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste", "contaminant", "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, asbestos-containing material, radioactive materials and polychlorinated biphenyls or (ii) is any indoor air contaminant the exposure to which could reasonably be expected to result in injury to humans.

            "Health Departments" shall have the meaning set forth in Section 3.24(a).

            "Improvement" shall mean all the buildings, structures and improvements of every nature whatsoever now or hereafter located at the real property described on Schedule 2.03, including, but not limited to, all gas and electric fixtures, radiators, heaters, docks and docking facilities, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters and cleaning apparatus which are or shall be attached to the land.

            "Indemnified Party" shall have the meaning set forth in Section 8.03(a).

            "Indemnifying Party" shall have the meaning set forth in Section 8.03(a).

            "Insurance Policy" shall have the meaning set forth in Section 8.06(e).

            "IRS" means the Internal Revenue Service.

            "Knowledge of Seller" means the actual knowledge of the officers of Seller with respect to the Real Property Assets and each of the Companies.

            "Law" means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

            "Lease Guaranty" shall mean each of the guaranty agreements by Tenant Holding Company in favor of the applicable Property Owner with respect to the applicable Net Tenant's obligations under a Property Lease, and is substantially in the form of Exhibit D.

            "Lien" means any mortgage, pledge, lien, lease, easement, encumbrance, claim, right of first offer or refusal, charge, option, agreement or security interest of any kind or nature.

            "Living Facility" shall mean the independent and/or assisted living facility being operated or proposed to be operated on the property leased pursuant to the Property Leases.

            "Losses" means, without duplication, all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person), including reasonable attorneys' fees and costs of investigation.

            "Lynnwood Real Property Asset" shall have the meaning set forth in the recitals hereof.

            "Management Agreement" shall mean that the Management Agreement between the Manager and a Net Tenant with respect to an Acquired Real Property Asset.

            "Manager" shall mean Seller.

            "Material Adverse Effect" means a material adverse effect (a) on the ability of any of the Selling Parties to perform their respective obligations under the Transaction Agreements to which it is or will be a party or (b) on the assets, liabilities or businesses of the Companies, taken as a whole, but shall not include any adverse effect to the extent attributable to (i) the announcement of the transactions contemplated by this Agreement, (ii) any adverse change in general economic conditions affecting the industry in which the Companies participate or the U.S. economy as a whole, or (iii) any adverse change in regulatory conditions in the industry in which the Companies participate.

            "Material Contract" means any written or, to the Knowledge of Seller, oral contract, agreement, lease, license, instrument or other legally binding and enforceable commitment to which the Companies is a party or is otherwise subject which requires an annual payment in excess of $15,000.

            "Material Permits" shall have the meaning set forth in Section 3.10(a).

            "Material Taking" shall have the meaning set forth in Section 9.02.

            "Maximum Capitalized Amount" shall have the meaning set forth in
Section 10.02.

            "Medicaid" shall have the meaning set forth in Section 3.23.

            "Net Tenants" shall mean each of the Delaware limited liability companies that is 100% owned by Tenant Holding Company and is the lessee under a Property Lease.

            "New Survey" shall have the meaning set forth in Section 2.10.

            "New Title Policy" shall have the meaning set forth in Section 2.10.

            "Non-ALSF Shares" shall have the meaning set forth in Section 2.01.

            "Non-ALSF Base Purchase Price" shall have the meaning set forth in
Section 2.03(a).

            "Non-ALSF Closing Adjustments" shall have the meaning set forth in
Section 2.03(a).

            "Non-ALSF Closing Amount" shall have the meaning set forth in
Section 2.06(a).

            "Non-ALSF Final Purchase Price" shall have the meaning set forth in
Section 2.03(a).

            "Non-ALSF Purchase Price" shall have the meaning set forth in
Section 2.03(a).

            "Notice of Insurance" shall have the meaning set forth in Section 8.06(e).

            "Offering Memorandum" shall have the meaning set forth in Section 5.11.

            "Operator Licenses" shall have the meaning set forth in Section 3.24(a).

            "Operator Reports" shall have the meaning set forth in Section 3.24(c).

            "Operating Statements" shall have the meaning set forth in Section 3.06(c).

            "Original Stock Purchase Agreement" shall have the meaning set forth in the recitals hereof.

            "Pay-off Amount" shall have the meaning set forth in Section
2.04(d).

            "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings;
(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due or that are being contested in good faith by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other types of social security; (d) zoning, building, land use and other similar restrictions imposed by Law or imposed by a Governmental Authority; (e) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the asset subject to the Lien or materially interfering with the ordinary conduct of business; (f) any set of facts an accurate up-to-date survey would show; provided, however, such facts do not materially interfere with the present use, enjoyment and occupation of the Real Property Asset; (g) with respect to ALSF Financing, the Assumed Mortgage Debt; (h) any matters shown on the existing owner's title insurance policies and surveys delivered to Acquiror pursuant to Section 2.08(a) (unless such matters are not shown on any New Title Policies and New Surveys delivered pursuant to
Section 2.10) but not mortgages, deeds of trusts and other similar documents evidencing debt unrelated to the Assumed Mortgage Debt; (i) Real Property Expenses accrued or unaccrued, fixed or not fixed, becoming due and payable after the Closing Date to the extent reflected in a final statement of apportionment prepared and delivered in accordance with Section 2.04; (j) the Property Leases, and (k) with respect to the Acquired Personal Property Assets, the Liens disclosed in Schedule 3.14.

            "Person" means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

            "Post-Closing Period" shall have the meaning set forth in Section 2.04(a).

            "Post-Closing Taxable Period" means a taxable period, excluding a partial taxable period, that, to the extent it relates to the Companies, begins after the Closing Date.

            "Pre-Closing Period" shall have the meaning set forth in Section 2.04(a).

            "Pre-Closing Taxable Period" means a taxable period, excluding a partial taxable period, that, to the extent it relates to the Companies, ends on or before the Closing Date.

            "Prepaid Expenses" shall have the meaning set forth in Section 2.04(a).

            "Private Placement" shall have the meaning set forth in Section
4.06.

            "Property Lease" shall mean each lease between a Property Owner, as lessor, and a Net Tenant, as lessee, which lease demises a Real Property Asset, and is substantially in the form of Exhibit B.

            "Property Owners" shall mean the indirect subsidiaries of Acquiror that following the Closing will own the applicable Acquired Real Property Assets and are the lessors under the Property Leases.

            "Property Owners Holding Company" shall mean the Delaware limited liability company that owns 100% of the equity of each of the Property Owners.

            "Provider Agreements" shall have the meaning set forth in Section 3.23.

            "Purchase Price Deposit" has the meaning specified in Section
2.05(b).

            "Real Property Assets" means those parcels of real property, together with the improvements thereon, listed on Schedule 2.03, including the Additional Real Property Assets.

            "Real Property Expenses" shall have the meaning set forth in Section 2.04(a).

            "Registration Statement" shall have the meaning set forth in Section 5.12(a).

            "REIT Disclosure" shall have the meaning set forth in Section 10.04.

            "Release" means the presence, release, spill, emission, leaking, emitting, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials in or into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

            "Releasees" shall have the meaning set forth in Section 8.08.

            "Releasing Parties" shall have the meaning set forth in Section
8.08.

            "Representative" of a Person means the directors, officers, stockholders, partners, members, employees, trustees, counsel, controlling persons (if any), representatives and agents of such Person, and each of the heirs, executors, successors and permitted assigns of any of the foregoing.

            "Retained Insurance Proceeds" shall have the meaning set forth in
Section 8.06(e).

            "Review Period" shall have the meaning set forth in Section 2.08(b).

            "SEC" shall have the meaning set forth in Section 5.12(a).

            "Second Closing" shall have the meaning set forth in Section
2.02(b).

            "Second Closing Date" shall have the meaning set forth in Section 2.02(b).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller" shall have the meaning set forth in the introductory paragraph hereof.

            "Seller Cap Ex Report" shall have the meaning set forth in Section 2.09(b).

            "Seller Indemnified Parties" shall have the meaning set forth in
Section 8.02(a).

            "Seller Operations" shall have the meaning set forth in Section 8.01(b).

            "Seller Required Governmental Approval" shall have the meaning set forth in Section 3.05.

            "Seller Required Third Party Consents" shall have the meaning set forth in Section 3.04.

            "Selling Parties" shall mean, collectively, Seller, Tenant Holding Company, Manager and the Net Tenants, and each of their respective Affiliates that is or at the Closing will be a party to any Transaction Agreement.

            "Shares" shall have the meaning set forth in the recitals hereof.

            "Specified Liabilities" shall have the meaning set forth in Section 2.04(d).

            "Subsidiary" of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or
(c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

            "Tax" or "Taxes" means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer (including real estate transfer taxes), stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (ii) any liability of any Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any Company under any Tax sharing arrangement or Tax indemnity arrangement.

            "Tax Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

            "Tax Matters Agreement" shall mean that certain Tax Matters Agreement, dated as of the date of the Original Stock Purchase Agreement, by and among Seller and Acquiror, as may be amended, supplemented or modified by Seller and Acquiror in accordance with its terms after the date of the Original Stock Purchase Agreement.

            "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

            "Tenant Holding Company" shall mean the Delaware limited liability company that is 100% owned by Seller and as of the Closing will be a party to the Agreement Regarding Leases.

            "Third Party Claim" shall have the meaning set forth in Section 8.03(a).

            "Third Party Payor Programs" shall have the meaning set forth in
Section 3.23.

            "Transaction Agreements" shall have the meaning set forth in Section 2.06(c).

            "Transaction Costs" means all reasonable and documented out-of-pocket costs and expenses incurred by Seller, Acquiror and the Companies in connection with the negotiation and documentation of the Transaction Agreements, the purchase and sale of the Shares, the investigation and of the Real Property Assets, including any title insurance premiums, surveys costs, transfer, documentary, sales, use, stamp, registration or similar Taxes, recording costs, engineering reports, environmental assessments, fees and disbursements of counsel, accountants, contractors and consultants and any financing costs incurred with respect to existing indebtedness, or assumption or consent fees paid to Existing Mortgage Lenders, but excluding any costs or expenses relating to (A) the organization of Acquiror and any so-called operating partnership being formed by Acquiror, (B) any post-Closing reorganization of the Companies, including any change in the ownership structure, type of entity or the manner in which their assets are held, (C) any financing transactions undertaken by Acquiror unrelated to the assumption of the Existing Mortgages, and (D) the raising of capital by Acquiror, including any costs relating to the Private Placement, the Offering Memorandum and any Registration Statement.

            "Transfer Notices" shall mean all notices required to be given to any Governmental Authority in connection with the transactions contemplated by this Agreement.

            "Winston-Salem Real Property Asset" shall have the meaning set forth in the recitals hereof.

            "Winston" shall have the meaning set forth in the recitals hereof.

                         Schedule 1-A

     ALS Venture I
-----------------------
Alliance                                     OH
Beaver Creek                                 OH
Blaine                                       MN
Colorado Springs                             CO
Evansville                                   IN
Inver Grove Hhts                             MN
Lacrosse I                                   WI
Lacrosse II                                  WI
Marion                                       IN
Oro Valley I                                 AZ
Pueblo                                       CO
Sherman Brook (Ct. Vil.)                     NY
Summerfield (Sum. Vil.)                      NY
Tallahassee                                  FL
Tempe                                        AZ
Twin Falls                                   ID
Winston-Salem*                               NC

------------
* Property owned as of the date of the Original Stock Purchase Agreement by Winston, which will be merged into ALS Venture prior to the Closing.

                         Schedule 1-B

      ALS West Inc.
-----------------------
Austintown                                   OH
Columbus (West.)                             OH
Eden Prairie                                 MN
Mesa                                         AZ
North Oaks                                   MN
Pensacola                                    FL
Peoria                                       AZ
Plymouth                                     MN
Portage                                      IN
Puyallup                                     WA
Richmond                                     IN
Salem                                        OH
Tucson (Speedway)                            AZ

                         Schedule 1-C

AHC Borrower Inc.
-----------------
Kenosha III                                  WI
Leawood                                      KS
Topeka                                       KS
W Melbourne                                  FL
Winterhaven I                                FL
Winterhaven II                               FL
Lynnwood                                     WA

                         Schedule 1-D

ALS Financing II
------------------
Cary                                         NC
Kenmore (Buffalo)                            NY
Niskayuna                                    NY
Niskayuna (Albany)                           NY
Northville                                   MI
Perinton                                     NY
Utica                                        MI
Westampton                                   NJ
Williamsville                                NY

                         Schedule 1-E

Additional Real Property Assets
-------------------------------
Fond du Lac                                 WI